Exhibit 10.22

[EXECUTION VERSION]

DATED 7 August 2017

(1) MEREO BIOPHARMA GROUP PLC

(as Borrower)

(2) THE GUARANTORS

(as Guarantor)

(3) SILICON VALLEY BANK and KREOS CAPITAL V

(UK) LIMITED

(as Lenders)

(4) KREOS CAPITAL V (UK) LIMITED

(as Agent)

(5) KREOS CAPITAL V (UK) LIMITED

(as Security Agent)

LOAN AGREEMENT

5 Fleet Place London EC4M 7RD

Tel: +44 (0)20 7203 5000 ● Fax: +44 (0)20 7203 0200 ● DX: 19 London/Chancery Lane

www.charlesrussellspeechlys.com

Loan Summary

This summary is to facilitate reporting and is not binding on either the Lenders or the Borrower.

Term Loan Amount	£20,000,000, in two tranches of £10,000,000 each.
Availability Period	Tranche 1 available at Closing. Tranche 2 available through to 30 April 2018.
Interest Rate	9% fixed per annum.
Loan Term

Tranche 1: Interest only until 30 September 2018 and repayment of interest and principal by 31 March 2021.

Tranche 2: Subject to completion of T2 Conditions, interest only until 30 September 2018 and repayment of interest and principal by 31 March 2021.

T2 Conditions	Evidence reasonably satisfactory to Lenders that Acumapimod or BGS-649 Phase 2 clinical trials have met all necessary endpoints in accordance with Clause 3.2 and as described in Exhibit F.
Interest only extension

Extendable to 31 December 2018 for both Tranche 1 and Tranche 2 if evidence satisfactory to the Lenders is delivered that £25,000,000 of additional equity has been raised by 30 September 2018, but with no extension of Final Repayment Date.

Arrangement Fee	1.00% of the Term Loan Amount payable on the Closing Date.
Final Payment	7.5% of the Term Loan Amount.

CONTENTS

1	DEFINITIONS AND INTERPRETATIONS	1

2	LOAN AND TERMS OF PAYMENT	1

3	CONDITIONS OF LOANS	7

4	SECURITY DOCUMENTS	11

5	REPRESENTATIONS AND WARRANTIES	11

6	AFFIRMATIVE COVENANTS	16

7	BANKING	21

8	FURTHER ASSURANCES	22

9	NEGATIVE COVENANTS	22

10	EVENTS OF DEFAULT	24

11	FINANCE PARTIES RIGHTS, REMEDIES AND OBLIGATION	28

12	GUARANTEE AND INDEMNITY	43

13	NOTICES	47

14	AGENCY AND SECURITY TRUST DEED	48

15	CHOICE OF LAW AND JURISDICTION	48

16	GENERAL PROVISIONS	49

17	DEFINITIONS	53

EXHIBIT A LOAN PAYMENT/ADVANCE REQUEST FORM		73

EXHIBIT B COMPLIANCE CERTIFICATE		75

EXHIBIT C CLIENT PAYMENT INSTRUCTIONS		77

EXHIBIT D FORM OF ACCESSION DEED		78

EXHIBIT E FORM OF PERFECTION CERTIFICATE		80

EXHIBIT F PRIMARY AND SECONDARY ENDPOINTS		90

THIS LOAN AGREEMENT is made on 7 August 2017

BETWEEN:

(1)	MEREO BIOPHARMA GROUP PLC a public limited company established in England and Wales under company number 09481161 with registered office at 4th Floor, 1 Cavendish Place, London W1G 0QF (the “Borrower”);

(2)	THE GUARANTORS;

(3)	SILICON VALLEY BANK (“SVB”) a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 US and registered in England & Wales under numbers BR014561 and FC029579 acting through its UK branch at Alphabeta 14-18 Finsbury Square, London, EC2A 1BR and KREOS CAPITAL V (UK) LIMITED (“Kreos”) a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (each a “Lender” and together the “Lenders”);

(4)	KREOS CAPITAL V (UK) LIMITED a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (in its capacity as agent the “Agent”); and

(5)	KREOS CAPITAL V (UK) LIMITED a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (in its capacity as security agent the “Security Agent”).

AGREED TERMS:

1	DEFINITIONS AND INTERPRETATIONS

Capitalised terms not otherwise defined in this Agreement shall have the meanings set out in Clause 17 (Definitions) and the principles of interpretation set out in Clause 17 (Definitions) shall apply to this Agreement.

2	LOAN AND TERMS OF PAYMENT

2.1	Term Loan

2.1.1	Facility

Subject to the terms of this Agreement and during the Availability Period only, Kreos agrees to make available to the Borrower the Kreos Commitment and SVB agrees to make available to the Borrower the SVB Commitment. The obligations of the Lenders to make the Kreos Commitment and the SVB Commitment are several.

2.1.2	Interim Payment

If the Drawdown Date is not the first Business Day of a calendar month, the Borrower shall pay to the Agent on behalf of the Lenders on the Drawdown Date (by way of deduction by the Agent of the amount of the Term Loan actually advanced to the Borrower on the Drawdown Date) the Interim Payment.

2.1.3	Advance Payment

Following the delivery by the Borrower of a Loan Payment/Advance Request Form to the Agent, the Borrower agrees to pay to Agent on behalf of the Lenders an Advance Payment in respect of the Term Loan to be held by the Agent and applied in or towards payment of the last Monthly Repayment.

2.1.4	Cancellation of unused Facility

If Tranche 1 of the Facility is not drawn during its Availability Period, then the whole Facility shall be cancelled automatically at the end of such Availability Period. If Tranche 2 of the Facility is not drawn down during its Availability Period, then the Facility relating to Tranche 2 shall be cancelled automatically at the end of such Availability Period and the Facility related to Tranche 1 shall not be affected by such cancellation.

2.2	Repayment

2.2.1	The Obligors agree to pay to the Agent on behalf of the Lenders the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of any Credit Extensions as and when due in accordance with this Agreement and as per the Repayment Schedule accompanying the Loan Payment/Advance Request Form or as the same may subsequently be updated or revised in accordance with the terms hereof.

2.2.2	On the Final Repayment Date, the Obligors shall repay the Term Loan in full together with all accrued unpaid interest and all other amounts accrued or outstanding under the Loan Documents.

2.3	Repayment of Term Loan

Subject to Clause 2.3.3, the initial Repayment Schedule for Tranche 1 and Tranche 2 shall state that:

2.3.1	the Borrower shall only pay interest (and not principal) on the Term Loan for the period from (and including) the Drawdown Date to (and including) 30 September 2018 (“Interest Only Period”);

2.3.2	following the expiry of the Interest Only Period, the Borrower shall repay the Term Loan in thirty (30) equal instalments of interest and principal on the first Business Day of each month in accordance with the Repayment Schedule (the “Monthly Repayments”); and

2.3.3	If prior to 30 September 2018, the Borrower shall raise at least £25,000,000 of equity, the Interest Only Period for both Tranche 1 and, if applicable, Tranche 2 shall continue until 31 December 2018 and the following Monthly Repayments shall reduce from 30 to 27.

2.4	Permitted Prepayment of Term Loan

2.4.1	The Borrower shall have the option to prepay prior to the Final Repayment Date either or both Tranches (but not part of a Tranche), advanced by Lenders under this Agreement, provided that no Event of Default shall have occurred and be continuing and provided that the Borrower (i) provides written notice to Agent of its election to prepay the such Tranche(s) at least fifteen (15) days prior to such prepayment (save in the case of the Borrower being acquired or merged with another person in accordance with Clause 9.3 (Mergers or Acquisitions) where at least seven (7) days prior notice is required and such notice of prepayment being conditional upon completion of merger or acquisition), and (ii) Borrower pays, on the date of such prepayment:

(a)	all outstanding principal amount of the Tranche(s) plus all accrued and unpaid interest;

(b)	future interest (as set out in the most recent Repayment Schedule issued by Agent), discounted at the rate of four per cent. (4%) per annum, such discount being applied pro rata in respect of any part year (“Term Loan Early Termination Fee”);

(c)	the Final Payment, plus

(d)	all other sums, if any, that shall have become due and payable, including any interest payable at the Default Rate.

2.4.2	If a payment date under Clause 2.2 (Repayment) falls on a day which is not a Business Day, the relevant payment date shall be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

2.5	Mandatory Prepayment

The Obligors shall promptly and without delay repay all Obligations should any of the following events occur:

2.5.1	at any time any act, condition or thing required to be done, fulfilled or performed by an Obligor in order to:

(a)	enable that Obligor to lawfully enter into, exercise its rights under or perform the obligations expressed to be assumed by it in the Loan Documents to which it is a party;

(b)	ensure that the obligations expressed to be assumed by that Obligor in the Loan Documents to which it is a party are legal, valid and binding save for any registration at Companies House under the Companies Act or any other registration at any applicable public register (including at the Intellectual Property Office in the UK and the US and HM Land Registry (as applicable)); or

(c)	make the Loan Documents to which it is a party admissible in evidence in England and Wales,

is not done, fulfilled or performed within any time available to ensure compliance with the same.

2.5.2	at any time it is or becomes unlawful for an Obligor to perform or comply with any of its material obligations under the Loan Documents or such obligations are not, or cease to be, legal, valid and binding on any Obligor.

2.6	Mandatory Prepayment upon an Acceleration

2.6.1	If the Term Loan is accelerated following the occurrence of an Event of Default which is continuing, the Obligors shall immediately pay to Agent an amount equal to the sum of: (i) all outstanding principal plus accrued interest and future interest, (ii) the Final Payment, plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due and unpaid amounts.

2.6.2	The Agent shall have the right to issue a revised Repayment Schedule from time to time (and the Obligors acknowledge that the amount required to be repaid pursuant to Clause 2.2 (Repayment) may be increased from time to time in accordance with any revised Repayment Schedule) if the Agent, having consulted and agreed in writing with any Obligor, considers it necessary in order to ensure that, in respect of each Credit Extension, on the Final Repayment Date there will be no amounts owing from the Obligors to the Finance Parties pursuant to the Loan Documents.

2.7	Purpose

Borrower	shall apply amounts borrowed by it under the Facility towards its general working capital purposes.

2.8	Final Payment

On the earlier of:

2.8.1	The Final Repayment Date;

2.8.2	the date of a permitted prepayment of the whole of the Term Loan (in accordance with Clause 2.4 (Permitted Prepayment of Term Loan));

2.8.3	the date of a mandatory repayment under Clause 2.5 (Mandatory Prepayment); or

2.8.4	the date of acceleration of the Facility prior to the Final Repayment Date (in accordance with Clause 2.6 (Mandatory Prepayment upon an Acceleration)); and

2.8.5	when the Agent declares the Obligations immediately due and payable pursuant to Clause 11 (Finance Parties rights, remedies and obligation),

an Obligor shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to the Term Loan, the Final Payment.

2.9	Payment of Interest on Term Loan

2.9.1	Interest Rate Term Loan

Subject to Clause 2.9.2 (Default Rate), the Term Loan shall accrue interest at a fixed rate equal to nine per cent. (9%) per annum as more particularly set out in the Repayment Schedule. Interest shall be payable in accordance with Clause 2.9.5 (Payments) below.

2.9.2	Default Rate

Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three per cent. (3%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Agent otherwise elects from time to time in its discretion to impose a smaller increase. Fees and expenses which are required to be paid by an Obligor pursuant to the Loan Documents (including Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the Default Rate. Payment or acceptance of the increased interest rate provided in this Clause 2.9.2 (Default Rate) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

2.9.3	Computation

In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest on Term Loan is computed on the basis of a 365 day year for the actual number of days elapsed.

2.9.4	Debit of Accounts

(a)	In the event any Obligor should fail to comply with the Obligations, the Finance Parties may debit any deposit or operating account of any Obligor held with a Finance Party for principal and interest payments when due, or any other amounts any Obligor owes to the Finance Parties.

(b)	The Finance Party shall promptly notify the relevant Obligor after it debits that Obligor’s accounts.

2.9.5	Payments

Subject to Clause 2.3 (Repayment of Term Loan), the Borrower shall pay interest monthly on the first calendar day of Repayment Date and in any event in accordance with the Repayment Schedule.

2.10	Fees

Borrower shall pay to Agent:

2.10.1	Arrangement Fee

A fully earned, non-refundable arrangement fee of the Two Hundred Thousand Pounds (£200,000) due and payable on the Closing Date (the “Arrangement Fee”) to be deducted from the Tranche 1 loan amount;

2.10.2	Lender Expenses

All Lender Expenses when due. For the avoidance of doubt, the deposit of Thirty Thousand Pounds (£30,000) (“Deposit”) held by the Agent shall be applied towards such Lender Expenses and the Arrangement Fee; and

2.10.3	Final Payment

The Final Payment, when due hereunder.

2.11	Payments; Application of Payments

2.11.1	All payments (including prepayments) to be made by any Obligor under any Loan Document shall be made in immediately available funds, without set-off or counterclaim, before midday London time on the date when due. Payments of principal and/or interest received after midday London time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.11.2	All payments of principal and interest (including prepayments) to be made by Borrower and all payments of any fees due under this Agreement to be made by Borrower shall be made to Lenders accounts, as set out in Exhibit C (Client Payment Instructions) of this Agreement.

3	CONDITIONS OF LOANS

3.1	Conditions Precedent to Closing and Credit Extension of Tranche 1

Closing is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate (provided the Agent has notified the Borrower), including the following:

3.1.1	this Agreement duly executed by Borrower and the Guarantors;

3.1.2	the Security Documents, each executed by Borrower and/or Guarantors;

3.1.3	a certificate of a director of Obligors with respect to their constitutional documents and resolutions of the relevant corporate bodies (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which an Obligor is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party, (ii) authorising a specified person or persons to execute the Loan Documents to which it is a party on its behalf, and (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party;

3.1.4	the provision of a certified copy of the resolutions of each Obligor’s board of directors (other than in respect of the Borrower, which shall provide resolutions from its duly appointed Finance Committee, which was constituted pursuant to a prior resolution of the directors of the Borrower at a board meeting of the Borrower on 27 June 2017) authorising the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan Agreement and associated documents, including but not limited to, the Loan Documents;

3.1.5	certified copies of the Certificate of Incorporation and the Memorandum and Articles of Association of each Obligor;

3.1.6	a certificate of a director of the Borrower and each Guarantor in the agreed form confirming that the borrowing of the Loan Facility in full would not cause any borrowing limit binding on the Borrower or each Guarantor to be exceeded;

3.1.7	specimen signatures, authenticated by a director or the company secretary of the Borrower and each Guarantor, of the persons authorised to execute and deliver this Loan Agreement and associated documents including but not limited to, the Loan Documents, in the resolutions of the board of directors referred to in Clause 3.1.4;

3.1.8	a Perfection Certificate in respect of the Obligors signed by a Responsible Officer of the Borrower;

3.1.9	an Agency and Security Trust Deed executed by Borrower;

3.1.10	the Mereo Guarantee Letter, duly executed by all parties;

3.1.11	the Warrant Instrument and Warrant Certificates in favour of Kreos Capital V (Expert Fund) LP and SVB respectively;

3.1.12	evidence reasonably satisfactory to Agent that the insurance policies required by Clause 6.5 (Insurance) are in full force and effect;

3.1.13	payment of the fees and Lender Expenses then due and payable;

3.1.14	signed consent for Lenders to: (i) use Borrower’s logo; (ii) use a tombstone to highlight the transaction; and (iii) issue a press release in a form acceptable to Borrower and Lenders highlighting and summarising the credit facilities extended by Lenders to Borrower under this Agreement, for marketing purposes, provided that no press release or other public announcement will be made by the Lenders until after the Borrower has made its own public announcement;

3.1.15	the representations and warranties in Clause 5 (Representations and Warranties) shall be true in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from Closing.

3.1.16	in Agent’s reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent;

3.1.17	the Subordination Agreement duly executed by Novartis, the Finance Parties and the Obligors;

3.1.18	except as otherwise provided in Clause 3.3 (Covenant to Deliver), timely receipt of the Loan Payment/Advance Request Form (which for the avoidance of doubt may be completed and submitted by the Borrower prior to the execution of this Agreement and which shall become effective upon the execution of this Agreement);

3.1.19	Powers of Attorney for any documents required by this Agreement; and

3.1.20	such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2	Conditions Precedent to Credit Extension of Tranche 2

The Lenders’ obligation to make the initial Credit Extension for Tranche 2 is subject to the following conditions:

3.2.1	Delivery to the Agent of evidence reasonably satisfactory to the Lenders that (i) the Acumapimod (BCT-197) or BGS-649 Phase 2 trials have met all necessary primary endpoints as described in Exhibit F in line with the agreed trial designs; and (ii) the Acumapimod (BCT-197) or BGS-649 Phase 2 trials have met sufficient secondary endpoints as described in Exhibit F in line with the agreed trial design such that there is agreement by the board of directors that the asset(s) can move into the next phase of clinical development via the Borrower or a partner organisation (subject to evidence of such agreement by the board of directors also being provided);

3.2.2	except as otherwise provided in Clause 3.3 (Covenant to Deliver), timely receipt of the Loan Payment/Advance Request Form;

3.2.3	an updated Perfection Certificate in relation to the Obligors signed by a Responsible Officer of the Borrower;

3.2.4	the Warrant Certificates in favour of Kreos Capital V (Expert Fund) LP and SVB respectively;

3.2.5	payment of the fees and Lender Expenses then due and payable;

3.2.6	the representations and warranties in Clause 5 (Representations and Warranties) shall be true in all material respects on the date of the Loan Payment/Advance Request Form; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

3.2.7	in Agent’s reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation,

financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to the Agent; and

3.2.8	such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.3	Covenant to Deliver

The Obligors agree to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. The Obligors expressly agree that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Agent’s sole discretion.

3.4	Procedures for Borrowing

Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile the completed Loan Payment/Advance Request Form executed by a Responsible Officer or his or her designee. Agent may rely on any telephone notice given by a person whom the Agent believes is a Responsible Officer or designee. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set out in this Agreement and in accordance to Clause 2.1 (Term Loan) above, to obtain the Term Loan, Borrower must notify Agent (which notice shall be irrevocable) by electronic mail, or telephone by midday London time (i) on, or within one Business Day after, the date of this Agreement (in respect of Tranche 1 only) and (ii) on or before 30 April 2018 (in respect of Tranche 2 only) or such other date as Agent may in its absolute discretion agree. Such notice shall be in the form of a completed Loan Payment/Advance Request Form in the form attached as Exhibit A and shall specify (i) the date the Term Loan is to be made (which in respect of Tranche 1 only shall be a date falling at least 10 Business Days after the date of this Agreement), subject to the provisions of this Clause 3.4; (ii) the amount of such Term Loan; and (iii) such other procedural requirements as Agent has notified to Borrower in advance of the Drawdown Date. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Agent a completed Loan Payment/Advance Request Form in the form attached at Exhibit A. The Lenders shall transfer the Term Loan to Borrower’s sterling deposit account held with Silicon Valley Bank. The Lenders may make the Term Loan based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loan is necessary to meet Obligations which have become due. The Finance Parties may rely on any telephone notice given by a Person whom the Finance Parties reasonably believe is a Responsible Officer or designee. The Obligors shall indemnify the Finance Parties for any loss the Finance Parties suffer due to such reliance unless caused by the Finance Parties negligence or intentional misconduct.

3.5	Conditions Subsequent

Promptly and without delay after the Credit Extension of Tranche 1, the Borrower shall instruct its patent agents or appropriate local counsel, to prepare and deliver the documents required to register the Lenders’ security interests over the Patents which exist as at the date of this Loan Agreement to the patent registries of UK, USA as soon as possible and thereafter use all commercially reasonable endeavours to achieve registration of the Lenders’ security interests thereon. If any objection or challenge to such registration is received or if any delay in such registration occurs or is likely to occur, the Borrower shall forthwith inform the Agent thereof, and, without prejudice to the Lenders rights hereunder, agree how to deal with such objection, challenge or delay. The Agent may, after having provided not less than 10 Business Days’ notice to the Borrower of its intention to do the following, take on the registration process from the Borrower at the cost of and with the continuing assistance of the Borrower at any time.

4	SECURITY DOCUMENTS

4.1	All Obligations shall be secured by any and all present and future properties, rights and assets of Obligors, in respect of which Obligors have granted to Security Agent a security interest now, or in the future, as set out in the Debentures and all other security agreements, mortgages or other collateral granted by an Obligor to Security Agent as security for the Obligations now or in the future (collectively, such properties, rights and assets being the “Collateral”). Each Obligor represents, warrants and covenants that the security interests granted or to be granted in favour of Security Agent, save in respect of the Permitted Liens, shall at all times after the creation and initial perfection of such interest in favour of the Security Agent continue to be a first priority perfected security interest in the Collateral (it being acknowledged by the parties hereto that perfection of a security interest shall only be required to the extent (and in the jurisdictions) set out in the Loan Documents). If this Agreement is terminated, Security Agent’s Lien and security interest in the Collateral shall continue until the Obligations are fully satisfied.

5	REPRESENTATIONS AND WARRANTIES

Each Obligor, as the case may be, represents and warrants to the Finance Parties as follows:

5.1	Due Incorporation and Authorisation; Power and Authority

5.1.1

The Borrower is a public company and each Guarantor is a private company with limited liability, duly incorporated and validly existing under the laws of England and Wales and has power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Agreement, the Borrower has delivered to the Agent a certificate signed by it and, entitled “Perfection Certificate” (the “Perfection Certificate”) relating to itself and each Guarantor. Each Obligor represents and warrants to the Finance Parties that: (a) its exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) it is an organisation of the type, and is incorporated in the jurisdiction, set out in the Perfection Certificate; and (c) the Perfection Certificate accurately sets out each Obligor’s registered number; and (d) the Perfection Certificate accurately sets out such Obligor’s corporate seat and its registered office as well as such Obligor’s postal address if different from its registered office, and (e) all other information set out in the Perfection Certificate pertaining to such Obligor and each of its Subsidiaries including as to its assets and liabilities, the material Copyrights, Trademarks and Patents is accurate and complete (it being understood and agreed that such Obligor may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).

5.1.2	The execution, delivery and performance of this Agreement and the other Loan Documents to which any Obligor is a party are within the corporate powers of such Obligor, have been duly authorised by all necessary corporate and other action and do not and will not conflict with (i) any law or regulation applicable to it; (ii) the constitutional documents of such Obligor or any other organisational documents; (iii) any agreement or instrument binding on such Obligor or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and customary filings with any Governmental Authority necessary to register or perfect any Lien created pursuant to the Loan Documents) or (v) constitute an event of default under any material agreement by which such Obligor is bound. Each Obligor is not in default under any agreement to which it is a party or by which it or its assets are bound in which the default could reasonably be expected to have a material adverse effect on such Obligor’s business.

5.1.3	No Obligor is a FATCA FFI or a US Tax Obligor.

5.2	Collateral

5.2.1	Each Obligor has good title to the Collateral, free of Liens except Permitted Liens or any Lien arising in the ordinary course of business of such Obligor which is discharged in the ordinary course of business of such Obligor. Each Obligor has no deposit accounts other than the deposit accounts, if any, described in the Perfection Certificate delivered to Agent in connection herewith, or of which such Obligor has given Agent notice and taken such actions as are necessary to give Security Agent a perfected security interest therein. The Accounts are bona fide, existing obligations of each relevant Account Debtor.

5.2.2	The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.

None of the components of any tangible Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Clause 9.6 (Encumbrance).

5.2.3	Each Obligor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licences granted to its customers, agents, partners or suppliers, in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed or sub-licensed to such Obligor and noted on the Perfection Certificate. Save in respect of any Permitted Liens, each Obligor’s Intellectual Property is not subject to any Liens. To the knowledge of each Obligor, each Patent which it owns or purports to own and which is material to such Obligor’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to such Obligor’s business has been adjudged invalid or unenforceable, in whole or in part. To the best of each Obligor’s knowledge, no claim has been made that any part of the Intellectual Property infringes the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on such Obligor’s business.

5.2.4	Except as noted on the Perfection Certificate, each Obligor is not a party to, nor is it bound by, any Restricted Licence.

5.3	Litigation

There are no actions or proceedings pending or, to the knowledge of such Obligor’s Responsible Officers or legal counsel, threatened (save for any speculative claims by employees or former employees or oppositions to any third party intellectual property filings in the ordinary course of an Obligor’s protection of its intellectual property rights) by or against such Obligor or any of its Subsidiaries or Affiliates, involving more than, individually or in the aggregate, One Hundred Thousand Pounds (£100,000) (or its equivalent in any other currency.

5.4	Financial Statements; Financial Condition

5.4.1	All consolidated financial statements for the Obligors and any of their Subsidiaries and/or Affiliates (if any) truly and fairly present the Group’s financial condition and results of operations. There has not been any material deterioration in the Group’s assets, liabilities, financial condition or prospects as a whole since the date of such financial statements (“Accounts Date”).

5.4.2	The unaudited consolidated management accounts of the Borrower and its Subsidiaries since the Accounts Date up to 30 June 2017 (“Management Accounts Date”) fairly present the assets, liabilities, financial condition and prospects of the Group and so far as the Borrower is aware there has been no material deterioration in the Group’s assets, financial condition or prospects since the Management Accounts Date.

5.5	Forecasts and projections

All unaudited forecasts and projections supplied by or on behalf of an Obligor to the Agent were carefully prepared and believed by such Obligor to be not misleading in any material respect at the date on which they were provided.

5.6	Solvency

No:

5.6.1	corporate action, legal proceeding or other procedure or step described in Clause 10.5 (Insolvency and insolvency proceedings); or

5.6.2	attachment described in Clause 10.4 (Attachment),

has been taken or, to the knowledge of each Obligor, is threatened or pending in relation to such Obligor.

5.7	Centre of main interests

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales.

5.8	Regulatory Compliance

To the best of each Obligors’ knowledge, each Obligor has not breached any laws, ordinances or rules or regulations, the breach of which could reasonably be expected to cause a Material Adverse Change. None of any Obligor’s (or any of its Subsidiaries/Affiliates) property or assets has been used by such Obligor or, to the best of such Obligor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Obligor (and each of its Subsidiaries/Affiliates) has obtained all consents, approvals and authorisations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to be detrimental to such Obligor’s business.

5.9	Subsidiaries; Investments

Each Obligor does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10	Taxation

Each Obligor has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes save for assessments in relation to the ordinary course of the business of such Obligor or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of such Obligor or information delivered to Agent under this Agreement.

5.11	Full Disclosure

No written representation, warranty or other statement of any Obligor in any certificate or written statement given to Agent, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognised by Agent that the projections and forecasts provided by such Obligor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12	No winding-up

Each Obligor has not taken any corporate or other action nor has any application been made or have any other steps been taken or legal proceedings been started or (to the best of such Obligor’s knowledge and belief having made due and proper enquiry) threatened against such Obligor or any of its Subsidiaries/Affiliates for its winding-up or for the appointment of a trustee, liquidator, receiver, administrative receiver, administrator or similar officer of it or of any or all of its assets.

5.13	AIM Status

The shares of the Borrower are duly admitted to trading on AIM and no circumstances exist to the Borrower’s knowledge which are reasonably likely to cause the suspension or cancellation of such admission. The Borrower has complied and continues to comply with all AIM Rules and Disclosure and Transparency Rules and the Market Abuse Regulation as applicable to it.

5.14	Patents

The Borrower owns the Patents and has good title to, has rights in, and the power to transfer each of the Patents.

5.15	Licences

Other than as previously disclosed to the Agent in the Perfection Certificate, each Obligor is not a party to, nor is bound by, any material licence (other than over the counter software that is commercially available to the public) or other material agreement with respect to which such Obligor is the licensee that prohibits or otherwise restricts such Obligor from granting a charge in such Obligor’s interest in such licence or agreement or any other property. Each Obligor shall provide written notice to Agent within fifteen (15) days of entering or becoming bound by, any such licence or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Each Obligor shall take such steps as Agent reasonably requests to obtain the consent of, authorisation by or waiver by, any Person whose consent or waiver is necessary for all such licences or contract rights to be deemed Collateral and for Agent to have a charge in it that might otherwise be restricted or prohibited by law or by the terms of any such licence or agreement, whether now existing or entered into in the future.

5.16	Subordinated debt

5.16.1	All amounts due to officers, directors, shareholders, the holder(s) of the Convertible Loans and any secured creditors (other than Lenders) of each Obligor have been subordinated to the Obligations.

5.16.2	No amounts are due to officers, directors, shareholders of any Obligor.

5.17	Novartis

All amounts due and any obligations under the Novartis Acquisition Agreement as at the date of this Agreement by an Obligor have been duly paid or satisfied (as the case may be).

5.18	Definition of “Knowledge”

For purposes of the Loan Documents, whenever a representation or warranty is made to any Obligor’s knowledge or awareness, to the “best of” such Obligor’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Each Obligor shall do the following:

6.1	Government Compliance

6.1.1	Maintain its legal existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to do so would reasonably be expected to be detrimental to such Obligor’s business or operations. Each Obligor shall and shall procure that each of its Subsidiaries/Affiliates shall comply with all laws, ordinances and regulations to which it is subject, non-compliance with which could be detrimental to such Obligor’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.1.2	Obtain all of the Governmental Approvals (if any) necessary to carry on its business and for the performance by such Obligor of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Security Agent in all of its present and future property and assets, including the Governmental Approvals for manufacturing licenses. Each Obligor shall promptly provide copies of any such obtained Governmental Approvals to Agent.

6.2	Financial Statements, Reports, Certificates

The Obligors shall deliver to Agent:

6.2.1	Monthly Financial Statements

As soon as available, but no later than forty five (45) days after the last day of each month, (or if sooner, at the same time as they are provided to any investor in the Borrower) a company prepared consolidated (and consolidating for each subsidiary) balance sheet and income statement covering each Obligor’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Agent (the “Monthly Financial Statements”);

6.2.2	Monthly Compliance Certificate

Within forty five (45) days after the last day of each month a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, each Obligor was in full compliance with all of the terms and conditions of this Agreement and such other information as Agent shall reasonably request;

6.2.3	Annual Audited Financial Statements

As soon as available, but within one hundred and eighty (180) days after each Obligor’s financial year, consolidated financial statements prepared under GAAP, consistently applied, with an opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;

6.2.4	Other Statements

Within five (5) days of delivery, copies of all statements, reports and notices made available to the holder(s) of the Convertible Loans;

6.2.5	Legal Action Notice

A prompt report of any legal actions pending or threatened in writing against an Obligor or any of its Subsidiaries/Affiliates that could result in damages or costs to such Obligor or any of its Subsidiaries/Affiliates of, individually or in the aggregate, One Hundred Thousand Pounds (£100,000) (or its equivalent in any other currency) or more;

6.2.6	Intellectual Property Notice

Prompt written notice of (i) of any material change in the composition of the Intellectual Property, and (ii) such Obligor’s knowledge of an event that could reasonably be expected materially and adversely to affect the value of the Intellectual Property. Additionally, within ten (10) Business Days after each six (6) months anniversary of the date of this Agreement, prompt written notice of the registration of any ownership right of an Obligor in or to any Patent or Trademark not previously disclosed in writing to Agent in respect of the prior six (6) month period.

6.2.7	Operating Budget

Within sixty (60) days after the end of the Borrower’s financial year an operating plan which includes, without limitation, balance sheet and income statement, operating budgets and reflects projections for such year plus updates or amendments to such budget when available and as approved by the board of directors;

6.2.8	Other Financial Information

Other financial information reasonably requested by Agent;

6.2.9	Board Pack

As soon as available and on the same date on which it is circulated to the board of directors but no later than fifteen (15) days after a meeting of the board of directors of any Obligor, such Obligor’s board pack, provided that third party information may be redacted from such board pack in order to comply with the terms of any confidentiality obligations with such third party binding upon an Obligor.

6.3	“Know your Customer” checks

If:

6.3.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

6.3.2	any change in the status of an Obligor or the composition of the shareholders of or control of an Obligor after the date of this Agreement; or

6.3.3	a proposed assignment or transfer by any Finance Party of any of its rights and/or obligations under this Agreement,

obliges any Finance Party (or, in the case of Clause 6.3.3 above, any prospective new lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, such Obligors shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or, in the case of the event described in Clause 6.3.3 above, on behalf of any prospective new lender) in order for the Finance Parties or, in the case of the event described in Clause 6.3.3 above, any prospective new lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulation pursuant to the transactions contemplated in the Loan Documents.

6.4	Taxes; pensions

Each Obligor shall make, and cause each of its Subsidiaries/Affiliates to make, timely payment of all material Taxes or assessments (other than taxes and assessments which such Obligor or a Subsidiary/Affiliate of such Obligor is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5	Insurance

6.5.1	Each Obligor shall keep its business and the Collateral insured for risks (including third party liability appropriate to a company undertaking the business of the Company) and in amounts as Agent may reasonably request.

6.5.2	Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent in its reasonable discretion as are typical for the industry in the UK, for companies similar to each Obligor.

6.5.3	At Agent’s request, each Obligor shall deliver copies of policies and evidence of all premium payments.

6.5.4	Following an Event of Default which is continuing, proceeds payable under any property or asset protection policies taken out by each Obligor pursuant to which such Obligor is the ultimate beneficiary of any payment under such policy (which, for the avoidance of doubt, shall not include proceeds of any insurance policies that, pursuant to their terms, are intended, directly or indirectly, to compensate a third party that is not a member of the Group) shall, at the Agent’s option, be payable to the Agent on account of the Obligations.

6.5.5	If each Obligor fails to obtain insurance as required under this Clause 6.5 (Insurance) or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Clause 6.5, and take any action under the policies Agent deems prudent.

6.6	Protection and Registration of Intellectual Property Rights

6.6.1	Each Obligor shall use commercially reasonable endeavours to:

(a)	protect, defend and maintain the validity and enforceability of the material Intellectual Property;

(b)	promptly advise Agent in writing of material infringements of its Intellectual Property after becoming aware of such material infringements; and

(c)	not allow any Intellectual Property material to such Obligor’s business to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent (not to be unreasonably withheld).

6.6.2	If an Obligor:

(a)	obtains any registered patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or

(b)	applies for any patent or the registration of any trademark or servicemark:

then, if the same are not already secured by the provisions of an existing Security Document, it shall promptly and without delay provide written notice thereof to the Agent and shall execute such intellectual property security agreements and other documents and take such other actions as the Agent shall reasonably request in its good faith business judgement to perfect and, upon perfection, maintain a first priority perfected Security Interest in favour of the Security Agent in such property, provided (i) that such perfection shall only extend to and without prejudice to Clause 6.6.3 and Clause 8 (Further assurances), notifying such Security Interest to any intellectual property register in the USA and the UK and (ii) that, to the extent that an Obligor’s interest in any of the foregoing intellectual property is only as a licensee, any such security shall only be granted in respect of and to the extent of the Borrower’s contractual rights pursuant to the relevant licence agreement.

6.6.3	If an Obligor decides to register any material copyrights or material mask works in the United States Copyright Office, it shall:

(a)	promptly inform the Agent of any such registration;

(b)	execute an intellectual property security agreement or an intellectual property security confirmation if the relevant intellectual property is already secured by a Debenture and such other documents and take such other actions as the Agent may reasonably request in its good faith business judgement to perfect and maintain a first priority perfected Security Interest in favour of the Security Agent in the material copyrights or material mask works intended to be registered with the United States Copyright Office; and

(c)	record such intellectual property security agreement or security confirmation with the United States Copyright Office contemporaneously with filing the material copyright or material mask work application(s) with the United States Copyright Office.

6.7	Clinical Trials

The Borrower shall ensure that all clinical trials conducted by it or on its behalf strictly comply with all applicable Government Approvals and good clinical practice including, but without limitation, Directive 2001/20/EC on the conduct of clinical trials as implemented in the relevant jurisdictions including the UK (the “Clinical Trials Directive”), any applicable ethics committee approval, the terms of any applicable protocols and any other requirements of the applicable Regulatory Authority, in each case, as is mandatorily required to be complied with under relevant laws and for the industry in which the Borrower operates, and shall promptly and without delay notify the Lenders of any notification of non-compliance which an Obligor has received from any relevant governmental or regulatory authority.

6.8	Litigation Cooperation

From the date hereof and continuing until all Obligations have been irrevocably discharged and Agent has no commitment or liability hereunder, make available (to the extent legally permissible) to Agent, without expense to Lenders, Obligors and their officers, employees and agents and Obligors relevant books and records, to the extent that Agent may deem them reasonably necessary to institute or defend any third-party action or proceeding instituted by or against Lenders with respect to any Collateral or relating to the Obligors.

6.9	Access to Collateral; Books and Records

Allow Agent, or its agents, at reasonable times, on ten (10) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy the relevant Obligors’ Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing and shall be carried out at the reasonable expense of the Obligors.

7	BANKING

7.1	During the continuation of this Facility subject to SVB providing terms of business reasonably acceptable to the Obligors and SVB being able to meet the Obligors’ reasonable commercial requirements, each Obligor shall conduct and arrange all its primary current account banking requirements in the USA and UK with SVB or its Affiliates (except in respect of any banking arrangements with third parties as detailed in the Perfection Certificate), and shall give to SVB and/or its Affiliates the opportunity to quote on all foreign exchange spot trades and hedging transaction over £50,000 in value before going to any other provider. It being understood that should the Obligors receive an offer from a third bank providing materially better commercial terms, they shall be obliged to notify SVB of such occurrence prior to terminating their banking relationship with SVB to allow for any notification of a Security Interest to be served on a third bank.

7.2	The Borrower and each Obligor shall provide the Lenders with the opportunity to offer for additional debt or loan financing in relation to the Group fifteen (15) Business Days prior to the time that such requests are provided to any other financing sources.

8	FURTHER ASSURANCES

8.1	Each Obligor shall without expense to the Lenders execute any further instruments and take further action as Agent reasonably requests to perfect or continue Security Agent’s security interest in the Collateral or to effect the purposes of this Agreement.

8.2	Each Obligor shall procure at Agent’s request that any of the Borrower’s wholly- owned Subsidiaries which become subsidiaries after the date hereof, become a guarantor in relation to this Agreement and enters into such documentation and grants a Lien to Agent in substantially all of its assets, for the sole purpose of securing the Obligations, pursuant to such documentation as may be required by the Agent in the Agent’s sole discretion.

9	NEGATIVE COVENANTS

No Obligor shall do any of the following without Agent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

9.1	Dispositions

Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (i) a Permitted Disposal and/or (ii) Transfers: (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments. An Obligor shall not enter into an agreement with any Person other than Agent which restricts the subsequent granting of a security interest in any Intellectual Property owned by such Obligor, unless such agreement between an Obligor and the foregoing Person contains an exemption to permit any security created pursuant to the Security Documents (which the Obligor shall use reasonable endeavours to obtain) (an Exemption). It being understood that an Obligor should be able to enter into a licence arrangement pursuant to which any Intellectual Property is licensed to such Obligor, provided that (i) such arrangement is an arm’s length transaction and the relevant Person is a third party, and (i) the relevant Obligor shall use reasonable endeavours to obtain an Exemption.

9.2	Changes in Business, Ownership, Management or Business Locations

9.2.1	Engage in or permit any of its Subsidiaries: to engage in any business other than the businesses currently engaged in by such Obligor or such

Subsidiary or reasonably related thereto as at the Closing Date; (b) to be liquidated or dissolved; or (c) in the case of the Subsidiaries only, to permit or suffer any Change in Control.

9.2.2	An Obligor shall not, without at least fifteen (15) days prior written notice to Agent: (1) change its jurisdiction of organisation, registration or incorporation, or (2) change its legal name. An Obligor shall not, without at least five (5) days prior written notice to Agent, change its organisational structure or type.

9.2.3	An Obligor shall within fifteen (15) days after adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Pounds (£50,000) (or its equivalent in any other currency)) in such Obligor’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Pounds (£100,000) (or its equivalent in any other currency) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, provide written notice of the same to Agent.

9.3	Mergers or Acquisitions

Permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the share capital or property of another Person. A Subsidiary of an Obligor may merge or consolidate into another Subsidiary of such Obligor or into such Obligor.

9.4	Indebtedness

Create, incur, assume, or be liable for any Indebtedness, or permit any of its Subsidiaries to do so, other than the Permitted Indebtedness.

9.5	Guarantees or indemnities

Except in accordance with Clause 12 (Guarantee and Indemnity), no Obligor shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person, commit itself as joint and several debtor for such obligations or bind itself as a surety for such obligations, except in each case in respect of Permitted Guarantees.

9.6	Encumbrance

Create, incur, allow, or suffer any Lien on any of, the Collateral and/or its Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted by the Security Documents, except as is otherwise permitted in Clause 9.1 (Dispositions) and the definition of “Permitted Liens”.

9.7	Distributions; Investments

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or pay any dividends or make any distribution or payment or redeem, or purchase any of its share capital or give any financial assistance in respect of the purchase of any of its share capital except in each case in respect of any long term incentive plans or employee and officer shares schemes in operation in respect of each Obligor.

9.8	Transactions with Affiliates

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of an Obligor, except for transactions that are in the ordinary course of such Obligor’s business, upon fair and reasonable terms that are no less favourable to such Obligor than would be obtained in an arm’s length transaction with a non- affiliated Person and transactions permitted pursuant to the terms of Clause 9.1 (Dispositions).

9.9	Convertible Loans

9.9.1	Make or permit any payment on any debts owing to the holder(s) of the Convertible Loans other than exclusively as permitted under the terms permitted by the Subordination Agreement (for the avoidance of doubt, this provision shall not preclude any conversion of the Convertible Loans into equity in the Borrower).

9.9.2	Suffer or incur any breach of the Subordination Agreement.

9.10	Application of FATCA

Become a FATCA FFI or a US Tax Obligor.

10	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”):

10.1	Payment Default

10.1.1	An Obligor fails to:

(a)	make any payment of principal or interest on any Credit Extension on its due date (unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days after its due date); or

(b)	pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Final Repayment Date).

10.1.2	During the cure period, the failure to make any payment specified under Clauses 10.1.1(a) or 10.1.1(b) is not an Event of Default (but no Credit Extension will be made during the cure period).

10.2	Covenant Default

10.2.1	An Obligor fails or neglects to perform any obligation in Clause 6 (Affirmative Covenants) or breaches any covenant in Clause 9 (Negative Covenants) provided that no Event of Default will occur under the following obligations or covenants if the failure to comply or breach is capable of being remedied and is remedied within the period specified next to such obligation or covenant (such period commencing on the earlier of (a) the Agent giving notice to such Obligor or the failure to comply or breach, and (b) such Obligor becoming aware of the failure to comply or breach):

(a)	Clause 6.1 (Government Compliance), Clause 6.2 (Financial Statements, Reports, Certificates) or Clause 6.3 (“Know your Customer” checks), Clause 6.5 (Insurance) – ten (10) Business Days;

(b)	Clause 9.1 (Dispositions), Clause 9.2 (Changes in Business, Ownership, Management or Business Locations), Clause 9.4 (Indebtedness), Clause 9.5 (Guarantees or Indemnities), Clause 9.6 (Encumbrance), Clause 9.7 (Distributions), Clause 9.8 (Transactions with Affiliates), Clause 9.9 (Convertible Loans) – ten (10) Business Days each;

(c)	Clause 6.4 (Taxes; pensions) – five (5) Business Days; and

(d)	Clause 6.7 (Protection and Registration of Intellectual Property Rights) and Clause 6.7 (Clinical Trials) – thirty (30) Business Days.

10.2.2	An Obligor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or in any Loan Document to which it is a party or in any other present or future agreement between such Obligor and Agent, and as to any default (other than those specified in this Clause 10) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof (but no Credit Extensions shall be made during such cure period).

10.3	Material Adverse Change

A Material Adverse Change occurs.

10.4	Attachment

Any material portion of an Obligor’s or any of its Subsidiary’s assets is attached, seized, levied on, or comes into possession of a trustee, receiver, creditor or encumbrancer and the attachment, seizure or levy is not removed in fifteen (15) days or is not discharged within twenty (20) days; (ii) the service of proceedings upon such Obligor or any of its Subsidiaries seeking to attach, by trustee or similar process, any funds of such Obligor or any such Subsidiary on deposit with Finance Parties, or any entity under control of Finance Parties (including any of their subsidiaries); (iii) such Obligor or any of its Subsidiaries is injuncted, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a lien on a material portion of the assets of such Obligor or any of its Subsidiaries; or (v) a notice of lien, levy, or assessment is filed against such Obligor or any of its Subsidiaries assets by any government department or agency and not paid within fifteen (15) days after such Obligor or any of its Subsidiaries receives such notice. These are not Events of Default if stayed or if a bond is posted pending appeal by an Obligor or its Subsidiary (as appropriate) (but no Credit Extensions shall be made during the grace period).

10.5	Insolvency and Insolvency Proceedings

10.5.1	Any of the following occurs in respect of an Obligor (each of which is an “Insolvency Proceeding”)

(a)	any order shall be made by any competent court, a petition presented (other than a petition that in the reasonable opinion of the Lenders is frivolous or vexatious) or any resolution shall be passed by any Obligor for the appointment of a liquidator, administrator or receiver of, or for the winding up of, any Obligor or a moratorium is imposed or declared over any or all of the assets and business of any Obligor; or

(b)	an encumbrancer takes possession of or a receiver, liquidator, supervisor, compulsory manager, trustee, administrator or similar official is appointed over the whole or, in the reasonable opinion of the Agent, any material part of, the assets of any Obligor or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the reasonable opinion of the Agent, a material part of the assets of any Obligor; or

(c)	an administration application is presented or made for the making of an administration order or a notice of intention to appoint an administrator under Schedule B1 to the Insolvency Act 1986 is issued by any Obligor or its directors or by the holder of a qualifying floating charge (as defined in such Schedule) or a notice of appointment of an administrator is filed by any person with the court; or

(d)	any judgment made against any Obligor is not paid, stayed or discharged within 15 days; or

(e)	any Obligor shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(f)	any event shall occur which under the law of any jurisdiction to which any Obligor is subject has an effect equivalent or similar to any of the events referred to in this Clause 10.5; or

(g)	any Obligor ceases, threatens to cease, or suspends carrying on its business or a part of its business.

10.6	Other Agreements

There is, under any agreement to which an Obligor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Thousand Pounds (£200,000); or (b) any default by an Obligor, the result of which could be materially detrimental to Borrower’s business.

10.7	Judgments

If a judgment, arbitration award, order or decree for the payment of money and that is no longer subject to an appeal process in an amount, individually or in the aggregate, of at least One Hundred Thousand Pounds (£100,000) (or its equivalent in any other currency) shall be rendered against an Obligor or any of its Subsidiaries and shall remain unsatisfied or unstayed for a period of fifteen (15) days of it being made (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment, order or decree).

10.8	Misrepresentations

If any representation or warranty or statement in writing made or deemed to be made or repeated by an Obligor or any Person acting for such Obligor in, or in connection with the negotiation of, any Loan Document or in any notice, certificate or statement of fact referred to in or delivered under any Loan Document or in any other written material delivered to Finance Parties is or shall prove to be untrue or incorrect in any material respect or misleading when made or deemed to be made or repeated under such Loan Document.

10.9	Convertible Loans

Any document, instrument, or agreement evidencing any Convertible Loans, including the Subordination Agreement, shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (otherwise than in circumstances permitted by the Loan Documents), any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

10.10	Other Agreements with Finance Parties

An Obligor, or any of its Subsidiaries fails to perform any of its financial obligations or other material obligations under any agreement between such Obligor, or any of its Subsidiaries and Finance Parties or any of its Affiliates and any applicable grace period in relation to the foregoing has expired.

10.11	Governmental Approvals

Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) is, or could reasonably be expected to be, a Material Adverse Change, or (ii) adversely affects the legal qualifications of an Obligor or any of its Subsidiaries/Affiliates to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of such Obligor or any of its Subsidiaries/Affiliates to hold any Governmental Approval in any other jurisdiction.

10.12	Repudiation

An Obligor repudiates any of the Loan Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Loan Documents.

11	FINANCE PARTIES RIGHTS, REMEDIES AND OBLIGATION

11.1	When an Event of Default occurs and continues, the Agent (on instructions from the Lenders) may, without notice or demand, do any or all of the following:

11.1.1	declare all Obligations immediately due and payable (but if an Event of Default described in Clause 10.5 (Insolvency and Insolvency Proceedings) occurs all Obligations are immediately due and payable without any action by the Agent);

11.1.2	stop advancing money or extending credit for the benefit of the Borrower under this Agreement or under any other agreement between an Obligor and the Finance Parties;

11.1.3	settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that the Agent considers advisable and notify any person owing the Obligors money of the Security Agent’s Security Interest in such funds and verify and/or collect the amounts owed by such Account Debtors. During the occurrence of an Event of Default that is continuing, any amounts received by any Obligor shall be held in trust by such Obligor for the Finance Parties, and, if requested by the Agent, the Obligor shall immediately deliver such receipts to the Agent in the form received from the Account Debtor, with proper endorsements for deposit;

11.1.4	make any payments and do any acts it considers necessary or reasonable to protect its Security Interest in the Collateral. Each Obligor shall assemble the Collateral if the Agent requests and make it available as the Agent designates in accordance with the relevant provisions of the Security Documents, Intercreditor Agreement and/or Agency and Security Trust Deed (as the case may be). The Security Agent may enter premises where the Collateral is located, and, to the fullest extent permitted under applicable law take and maintain possession of any part of the Collateral, pay, purchase, contest, or compromise any Security Interest which appears to be prior or superior to its Security Interest and pay all expenses incurred. Each Obligor grants the Security Agent a licence to enter and occupy any of its premises, without charge, to exercise any of the Security Agent’s rights or remedies during an Event of Default that is continuing;

11.1.5	apply towards the discharge of the Obligations any:

(a)	balances and deposits of any Obligor it holds; or

(b)	any amount held by any Finance Party owing to or for the credit or the account of any Obligor;

11.1.6	ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Each Obligor grants in favour of the Security Agent a non-exclusive, royalty-free licence or other right to use, without charge, such Obligor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Security Agent’s exercise of its rights under this Clause 11 such Obligor’s rights under all licences and all franchise agreements inure to the Security Agent’s benefit;

11.1.7	deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

11.1.8	demand and receive possession of each Obligor’s Books; and

11.1.9	exercise any rights and remedies available to the Finance Parties under the Security Documents or applicable law.

11.2	Power of Attorney

Each Obligor, as security for the discharge of the Obligations, hereby irrevocably appoints Security Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Obligor’s name on any cheques or other forms of payment or security; (b) sign such Obligor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Security Agent determines reasonable; (d) make, settle, and adjust all claims under such Obligor’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) at any time after the security becomes enforceable, transfer the Collateral into the name of Security Agent or a third party. Each Obligor hereby appoints Security Agent as its lawful attorney-in-fact to sign such Obligor’s name on any deeds or documents necessary to perfect or continue the perfection of Security Agent’s security interest in the Collateral (to the extent contemplated by the Loan Agreements) regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Security Agent is under no further obligation to make Credit Extensions hereunder. Security Agent foregoing appointment as each Obligor’s attorney-in-fact, and all of Security Agent rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Security Agent obligation to provide Credit Extensions terminates.

11.3	Protective Payments

If an Obligor fails to obtain the insurance called for by Clause 6.5 (Insurance) or fails to pay any premium thereon, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and promptly and without delay due and payable, and secured by the Collateral. Agent will make reasonable efforts to promptly and without delay provide any Obligor with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

11.4	Lender Expenses

Any Lender Expenses are due and payable within ten (10) Business Days of receipt by Borrower of a written notice been incurred by the Lenders in respect of this Agreement) and be secured by the Collateral. No payments by Agent shall be deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

11.5	Remedies Cumulative

Agent’s failure, at any time or times, to require strict performance by each Obligor of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided by law, or in equity. Agent’s exercise of one right or remedy is not an election and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

11.6	Withholding; Gross-up

11.6.1	Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(i)	where the Obligor is an Obligor as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)	where the Obligor is not an Obligor as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Obligor becomes an additional Obligor.

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

11.6.2	All payments to be made by the Obligors under the Loan Documents, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without set-off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any Taxes (other than a FATCA Deduction) that may be imposed in the United Kingdom or any other jurisdiction (a “Tax Deduction”) from which payment may be made by the Borrower under this Agreement. If any Obligor is required by law to effect Tax Deduction from or in connection with any payment made under this Agreement for the account of a Finance Party then:

(a)	such Obligor shall promptly notify the Finance Party upon becoming aware of the relevant requirements to deduct any such Tax Deduction;

(b)	such Obligor shall ensure that such Tax Deduction does not exceed the minimum legal liability therefor, shall remit the amount of such Tax to the appropriate Taxation authority and shall forthwith pay to the Agent such additional amount as will result in the immediate receipt by the Finance Party of the full amount which would otherwise have been receivable under this Agreement had no such Tax Deduction been made; and

(c)	such Obligor shall not later than fifty (50) days after each Tax Deduction forward to the Finance Party documentary evidence reasonably required by the Finance Party in respect of the payment of any such Taxes.

11.6.3	A payment shall not be increased under Clause 11.6.2 above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(i)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(i)	the relevant Lender has not given a Tax Confirmation to the Company; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(d)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clauses 11.6.4 or 11.6.5 (as applicable) below.

11.6.4

(a)	Subject to Clause 11.6.4(b) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(b)	a Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender and, having done so, that Lender shall be under no obligation pursuant to Clause 11.6.4(a) above.

11.6.5	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 11.6.4(b) above and:

(a)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(b)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(i)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(ii)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

11.6.6	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 11.6.4(b) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

11.6.7	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

11.6.8	Kreos gives a Tax Confirmation to the Borrower by entering into this Agreement.

11.6.9	The Agent shall promptly notify the Obligors if there is any change in the position from that set out in the Tax Confirmation.

11.6.10	If any Finance Party receives the benefit of any credit, payments or reimbursement in respect of the payment of any amount by any Obligor under this Clause 11 it shall (to the extent that it can do so without prejudice to the retention of such benefit) pay to such Obligor such part of that benefit as in its absolute discretion will leave it (after such payment) in no more or less favourable position than it would have been in if no Tax Payment had been required by such Obligor. For these purposes a “Tax Payment” means an increase in a payment made by such Obligor to the Finance Party under Clause 11.6.2 (Withholding; gross up).

11.6.11	Nothing in this Clause 11 requires any Finance Party to arrange its tax affairs in a particular way or to disclose any information regarding its tax affairs.

11.6.12	FATCA information

(a)	Subject to Clause 11.6.12(c) below, each party shall, within ten (10) Business Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable “pass thru payment percentage” or other information required under the Treasury Regulations or other official guidance including inter-governmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

(b)	If a party confirms to another party pursuant to Clause 11.6.12(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 11.6.12(a) above shall not oblige the Finance Parties to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Finance Parties;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 11.6.12(a) above (including, for the avoidance of doubt, where Clause 11.6.12(c) above applies), then:

(i)	if that party failed to confirm whether it is a FATCA Exempt Party, then such party shall be treated for the purposes of the Loan Documents as if it is not a FATCA Exempt Party; and

(ii)	if that party failed to confirm its applicable “pass thru payment percentage”, then such party shall be treated for the purposes of the Loan Documents (and payments made pursuant to the Loan Documents) as if its applicable “pass thru payment percentage” is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

11.6.13	FATCA Deduction and gross up by Obligors

(a)	If an Obligor is required to make a FATCA Deduction, the Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA, and no Obligor shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Obligor shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly.

(c)	Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction shall deliver to the Agent evidence reasonably satisfactory to the Agent that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

11.6.14	FATCA Deduction by the Finance Parties

A Finance Party may make any FATCA Deduction it is required by FATCA to make together with any payment required in connection with that FATCA Deduction, and the relevant Finance Party shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. If a Finance Party becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction), it shall notify that Party.

11.6.15	Tax credit and FATCA

If an Obligor makes a FATCA Payment and a Finance Party determines that:

(a)	a credit against, relief or remission for, or repayment of any Tax is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	the Finance Party has obtained, utilised and retained that credit,

the Finance Party shall pay an amount to the Obligor which the Finance Party determines will leave it (after that payment) in the same position after Tax as it would have been in had the FATCA Payment not been required to be made by the Obligor.

11.7	Tax indemnity

11.7.1	On the later of ten (10) Business Days before the due date for payment of the relevant Tax and ten (10) Business Days after the date on which a Lender serves a demand on the Borrower requesting payment pursuant to this Clause 11.7.1, the Borrower shall pay the Lender an amount equal to the loss, liability or cost which the Lender reasonably determines that it has directly or indirectly suffered or will directly or indirectly suffer in relation to Tax in respect of amounts payable to it under a Loan Document. A Lender shall as soon as reasonably practicable notify the Borrower in writing as soon as it is aware that it may be reasonably likely to make a claim pursuant to the indemnity in this Clause 11.7.1. In the event that, after receiving a demand for payment pursuant to this Clause 11.7.1, the Borrower, acting reasonably, believes that such claim is inaccurate or can be mitigated, the relevant Lender and the Borrower shall engage in good faith discussions for a period not exceeding one month after the date of the Borrower’s receipt of the demand for payment, to seek to resolve such claim by mutual agreement and any timeframes for payment of Tax by the Borrower shall be extended accordingly. If any such demand that is contested pursuant to the foregoing sentence is not resolved in such one month period, it shall constitute a Dispute and resolved pursuant to Clause 15.

11.7.2	Clause 11.7.1 shall not apply to:

(a)	any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or resident for tax purposes if that Tax is imposed on, or calculated by reference to, the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	the extent that a loss, liability or cost is compensated for by an increased payment under Clause 11.6 (Withholding; Gross-up);

(c)	would have been compensated for by an increased payment under Clause 11.6 (Withholding; Gross-up) but was not so compensated solely because Clause 11.6.3 applied; or

(d)	the extent a loss, liability or cost relates to a FATCA Deduction required to be made by any party.

11.7.3	If the Agent on behalf of the Lenders makes (or intends to make) a claim under Clause 11.7.1, it shall promptly notify the Borrower of the event which has caused (or will cause) that claim.

11.8	Stamp taxes

The Borrower shall pay and, within five (5) Business Days of demand, indemnify the Agent on behalf of the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

11.9	Value Added Tax

11.9.1	All amounts payable by the Borrower to the Lender under a Loan Document, that (in whole or in part) constitute consideration for VAT purposes are deemed to be exclusive of VAT. Subject to Clause 11.9.2, if VAT is chargeable on any supply made by the Lender to the Borrower under a Loan Document, the Borrower shall pay the Agent (in addition to, and at the same time as, paying the consideration) an amount equal to the amount of the VAT and the Lender shall promptly provide an appropriate VAT invoice to the Borrower.

11.9.2	Where a Loan Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall, at the same time, reimburse and indemnify the Agent on behalf of the Lenders against all VAT incurred by the Lender in respect of those costs or expenses. The amount payable shall be the amount that the Lender reasonably determines is the amount that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to recover from the relevant tax authority in respect of the VAT.

11.10	Other indemnities

11.10.1	Each Obligor indemnifies, defends and holds each Finance Party and its directors, officers, employees, agents or any other person affiliated with or representing such Finance Party (each, an “Indemnified Person”) harmless against:

(a)	all direct obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents including without limitation, any cost, loss or liability arising as a result of clause 5 (Sharing among the Finance Parties) of the Agency and Security Trust Deed;

(b)	any payment made to the Agent or the Security Agent pursuant to clause 3.11 of the Agency and Security Trust Deed; and

(c)	all direct losses or bank expenses incurred, or paid by such Indemnified Person from, following, or consequential to transactions between the Finance Parties and such Obligors (including legal and audit fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or wilful misconduct.

11.11	Illegality

If it shall become unlawful for the Lenders to continue to fund or maintain any Credit Extensions, or to perform its obligations hereunder, upon demand by Agent, the Obligors shall prepay the Credit Extensions in full with all accrued interest thereon and all other amounts payable by such Obligors hereunder. The Term Loan Early Termination Fee shall not be payable by the Obligors where such illegality or unlawfulness arises as a result of an act or omission on the part of the Agent but, for the avoidance of doubt, the Term Loan Early Termination Fee shall be payable by the Obligors where such illegality or unlawfulness arises as a result of any act or omission on such Obligor’s part.

11.12	Additional Costs

11.12.1	Borrower shall pay Agent, promptly after receipt of a written demand and suitable evidence of the cost having been incurred by Agent, from time to time such amounts as Agent may reasonably determine to be necessary to compensate it for any costs incurred by Agent that Agent determines are directly attributable to its making or maintaining of any amount receivable by Agent hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any regulatory change which:

(a)	changes the basis of taxation of any amounts payable to Agent under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Agent by the jurisdiction in which Agent has its principal office);

(b)	imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Agent; or

(c)	imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities),

(each of the events specified at Clauses 11.12.1(a), 11.12.1(b) and 11.12.1(c) (except an event attributable to the wilful breach by the Agent or any of its Affiliates of any law or regulation) being a “Regulatory Change”).

11.12.2	Agent will notify Borrower of any event occurring after the Closing Date which will entitle Agent to compensation pursuant to this Clause 11.12 (Additional Costs) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Agent will furnish Borrower with a statement setting out the basis and amount of each request by Agent for compensation under this Clause 11.12 (Additional Costs). Determinations and allocations by Agent for purposes of this Clause 11.12 (Additional Costs) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Agent in respect of any Additional Costs, shall be conclusive in the absence of manifest error.

11.12.3	If Agent shall determine (acting reasonably) that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Agent (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Agent or any person or entity controlling Agent (a “Parent”) as a consequence of its obligations hereunder to a level below that which Agent (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Agent to be material, then from time to time, within five (5) days after demand by Agent, Borrower shall pay to Agent such additional amount or amounts as will compensate Agent for such reduction. A statement of Agent claiming compensation under this Clause 11.12 (Additional Costs) and setting out the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

11.13	Indemnity to the Agent

11.13.1	The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is an Event of Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Loan Agreement; and

(b)	any reasonable cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Loan Documents.

11.14	Indemnity to the Security Agent

11.14.1	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver against any reasonable cost, loss or liability incurred by any of them as a result of:

(a)	any failure by the Borrower to comply with its obligations under Clause 2.10.2 (Lenders Expenses) and Clause 11.4 (Lenders Expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Document;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver by the Loan Documents or by law;

(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Loan Documents; or

(f)	acting as Security Agent or Receiver under the Loan Documents or which otherwise relates to any of the Collateral (otherwise, in each case, than by reason of the relevant Security Agent’s or Receiver’s gross negligence or wilful misconduct).

11.14.2	The Security Agent and every Receiver may, in priority to any payment to the Lenders and to the fullest extent permitted under applicable law, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 11.14 and shall have a lien on the Security Documents and the proceeds of the enforcement of the Security Documents for all moneys payable to it.

11.15	FINANCE PARTIES OBLIGATION

11.15.1	The Finance Parties each acknowledge that the Borrower is a company whose financial instruments are traded in a Multilateral Trading Facility and that information of the Group provided to them pursuant to the Loan Documents may constitute inside information for the purposes of the Market Abuse Regulation (“MAR”) and other applicable legislation. Accordingly, each of the Finance Parties hereby irrevocably and unconditionally covenant with the Obligors that:

(a)	such Finance Party will create and keep up to date a list of any individuals who have access to any information from the Group in respect of the Loan Documents (or disclosed to them in connection with the Loan Documents) in the form provided to such Finance Party by the Borrower on or around the date of this Agreement or in such other form as may be reasonably agreed between the Borrower and the relevant Finance Party (such lists being “Finance Party Insider Lists”);

(b)	such Finance Party shall promptly provide a copy of any Finance Party Insider List held by it to the Borrower or to the Financial Conduct Authority upon request in writing by either of the foregoing;

(c)	such Finance Party shall retain all copies of any Finance Party Insider Lists held by it for not less than five (5) years after the expiration of any obligations owed by the Obligors to the Finance Parties pursuant to the Loan Documents;

(d)	such Finance Party shall take reasonable measures to ensure that any person named on a list is aware of the sanctions that may apply for any misuse or unauthorised distribution of any inside information held by them in respect of any members of the Group; and

(e)	such Finance Party shall take all measures necessary or desirable within its control to ensure that it is in compliance with the requirements of MAR and any similar applicable legislation in relation to such inside information provided to it pursuant to the Loan Documents.

12	GUARANTEE AND INDEMNITY

12.1	Each Guarantor irrevocably and unconditionally:

12.1.1	guarantees to the Finance Parties punctual performance by the Borrower of all such Borrower’s obligations under the Loan Documents;

12.1.2	undertakes with the Finance Parties that whenever the Borrower does not pay any amount when due under or in connection with any Loan Document and after any applicable grace period has expired, that Guarantor shall promptly and without delay on demand pay that amount as if it was the principal obligor; and

12.1.3	agrees with the Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Finance Parties promptly and without delay on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 12 if the amount claimed had been recoverable on the basis of a guarantee.

12.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

12.3	If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by the Agent in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 12 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.4	The obligations of each Guarantor under this Clause 12 will not be affected by an act, omission, matter or thing which, but for this Clause 12, would reduce, release or prejudice any of its obligations under this Clause 12 (without limitation and whether or not known to it or the Finance Parties) including:

12.4.1	any time, waiver or consent granted to, or composition with, the Borrower or other person;

12.4.2	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower;

12.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non- presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

12.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

12.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

12.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

12.4.7	any insolvency or similar proceedings.

12.5	Without prejudice to the generality of this Clause 12, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

12.6	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from each Guarantor under this Clause 12 provided the Borrower is in breach of the Obligations and any applicable grace period has been exhausted. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

12.7	Unless:

12.7.1	all amounts which may be or become payable by the Borrower under the Loan Documents have been irrevocably paid in full; or

12.7.2	the Agent otherwise directs,

each Guarantor shall not, after a claim has been made or by virtue of any payment by it under this Clause 12:

(a)	present claims for the creditor’s meeting to the bankruptcy trustee or administrator of, or vote as a creditor of the Borrower that is bankrupt in competition with the Finance Parties; or

(b)	receive, claim or have the benefit of any payment from or on account of the Borrower, or exercise any right of set-off against the Borrower.

12.8	Until all amounts which may be or become payable by the Borrower under or in connection with the Loan Documents have been irrevocably paid in full and unless the Agent otherwise directs, each Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents or by reason of any amount being payable, or liability arising, under this Clause 12:

12.8.1	to be indemnified by the Borrower;

12.8.2	to claim any contribution from any other guarantor of the Borrower’s obligations under the Loan Documents;

12.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Finance Party;

12.8.4	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which such Guarantor has given a guarantee, undertaking or indemnity under Clause 12.1;

12.8.5	to exercise any right of set-off against the Borrower; and/or

12.8.6	to claim or prove as a creditor of the Borrower in competition with the Finance Parties.

12.8.7	If the Borrower receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Loan Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application.

12.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Finance Parties.

12.10	This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance.

13	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Finance Parties or Borrower may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Clause 13 (Notices).

If to Borrower:

Mereo BioPharma Group plc

4th Floor,

1 Cavendish Place,

London W1G 0QF

Attn: General Counsel

Email: legal@mereobiopharma.com

If to the Guarantors (on behalf of all of them):

Mereo Biopharma 1 Limited

4th Floor,

1 Cavendish Place,

London W1G 0QF

Attn: General Counsel

Email: legal@mereobiopharma.com

with a copy to:

Covington & Burling LLP

265 Strand

London, WC2R 1BH

Attn: James Gubbins

Email: jgubbins@cov.com

If to Silicon Valley Bank (as Lender):

Silicon Valley Bank

Alphabeta

14-18 Finsbury Square

London EC2A 1BR

Attn: Jim Watts

Fax: +44(0)207 600 9556

Email: JWatts2@svb.com

with a copy to:

Charles Russell Speechlys LLP

5 Fleet Place

London EC4M 7RD

Fax: +44 (0)207 427 6600

Attn: Chris Putt

If to Kreos Capital V (UK) Limited (as Lender, Agent, Security Agent):

25-28 Old Burlington Street

London

W1S 3AN

Fax: +44 (0)207 409 1034

Attention: Jack Diamond

with a copy to:

Charles Russell Speechlys LLP

5 Fleet Place

London EC4M 7RD

Fax: +44 (0)207 427 6600

Attn: Chris Putt

14	AGENCY AND SECURITY TRUST DEED

The terms of the Agency and Security Trust Deed shall be deemed to be incorporated in this Agreement as though set out in full in this Agreement, with any reference to “this Deed” being deemed to be a reference to “this Agreement”, subject to any necessary changes.

15	CHOICE OF LAW AND JURISDICTION

15.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

15.2	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement). It is agreed that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

15.3	This Clause 15 (Choice of Law and Jurisdiction) is for the benefit of the Finance Parties only. As a result, the Finance Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

16	GENERAL PROVISIONS

16.1	Changes to the Parties

16.1.1	This Agreement binds and is for the benefit of the successors and permitted assigns of each party.

16.1.2	No Borrower may assign any of its rights or transfer any of its rights or obligations under the Loan Documents without the Agent’s prior written consent (which may be granted or withheld in the Agent’s sole discretion).

16.1.3	The Finance Parties have the right, with prior written notice, but without the consent of the Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, their obligations, rights and benefits under any Loan Document to a Permitted Transferee. Notwithstanding any other provisions of this Agreement, no transfer shall be made to any person which is a Competitor of the Borrower or any other Group Company.

16.1.4	In the case of any assignments under any Loan Documents, the Obligors shall only be required to make any additional payments under Clause 11.6.2 (Withholding; Gross-up) to the same extent as would have been the case if the sale, transfer, assignment, negotiation or participation had not occurred. This Clause 16.1.4 shall not apply to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Clause 11.6.4(b) if the Obligor has not made a Borrower DTTP Filing in respect of that Treaty Lender.

16.1.5	An assignment or transfer of part of the Kreos Commitment or the SVB Commitment or part of its rights and obligations under this Agreement by a Lender must be in a minimum amount of One Hundred Thousand Pounds (£100,000) or multiples thereof.

16.2	Accession of Borrowers

16.2.1	The Agent may request that any of the Borrower’s Subsidiaries becomes a Borrower and/or a Guarantor. Upon such request from the Agent, the Subsidiary and the Borrower shall within thirty (30) days of such request provide the Agent with:

(a)	a duly completed and executed Accession Deed;

(b)	if the relevant Subsidiary is incorporated in a jurisdiction different to the existing Obligors or if otherwise required, an amendment to this Agreement setting out such additional matters as the Agent’s local counsel may advise are required; and

(c)	such Security and other documents (including, but not limited to, opinions of counsel) and evidence as it may reasonably request (in form and substance similar to the items provided by the Obligors pursuant to Clause 3 (Conditions of Loans).

16.2.2	The Agent shall notify the Obligors promptly upon being satisfied that it has received all of the items listed in Clause 16.2.1.

16.3	Right of Set-Off

16.3.1	Each Obligor at any time whilst an Event of Default is continuing, authorises each Finance Party to apply (without prior notice) any credit balance (whether or not then due) to which such Obligor is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of SVB in or towards satisfaction of any sum then due and payable by it to any Finance Party under the Loan Documents and unpaid and, for that purpose, to convert one currency into another, provided that nothing in this Clause 16.3 shall create a charge.

16.3.2	The Finance Parties shall not be obliged to exercise any of their rights under this Clause 16, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right (including the benefit of the Loan Documents) to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

16.4	Sanctions

Each Obligor undertakes to the Agent that it is not:

16.4.1	a Restricted Party and is not engaging in any transaction or conduct that could be reasonably expected to result in it becoming a Restricted Party;

16.4.2	subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

16.4.3	is engaging in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

16.4.4	is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of a Restricted Party.

16.5	Severability of Provision

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

16.6	Correction of Loan Documents

Agent may complete any blanks in the Loan Documents consistent with the agreement of the parties.

16.7	Amendments in Writing; Waiver; Integration

No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set out in writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto about the subject matter of the Loan Documents shall cease to have effect from the date of this Agreement.

16.8	Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

16.9	Survival

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of the Obligors in Clause 11.10 (Other Indemnities) to indemnify Finance Parties shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

16.10	Confidentiality

16.10.1	In handling any confidential information, the Finance Parties shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) to such Finance Parties Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, such Finance Party shall use its reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to such Finance Party regulators or as otherwise required in connection with such Finance Party examination or audit; (e) as such Finance Party considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of such Finance Party so long as such service providers have executed a confidentiality agreement with the Finance Parties with terms no less restrictive than those contained herein.

16.10.2	Confidential information does not include information that is either: (i) in the public domain or in the Finance Parties possession when disclosed to the Finance Parties, or becomes part of the public domain after disclosure to the Finance Parties; or (ii) disclosed to the Finance Parties by a third party if the Finance Parties do not know that the third party is prohibited from disclosing the information.

16.10.3	The Finance Parties may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymised prior to distribution unless otherwise expressly permitted by the Obligors. The provisions of the immediately preceding sentence shall survive the termination of this Agreement

16.11	Continuing obligations

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.

16.12	Relationship

The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties hereto do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

16.13	Third Party Rights

A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

16.14	Calculations and certificates

16.14.1	Agent shall maintain accounts evidencing the amount the Obligors owe it, in accordance with its usual practice. The entries made in the accounts maintained by Agent are prima facie evidence of the Obligors’ obligations and amount owed to Agent.

16.14.2	Any certification or determination by Agent of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates. Each certificate or determination shall contain reasonable details of the basis of determination.

17	DEFINITIONS

17.1	Definitions

In this Agreement:

“Accession Deed” a deed relating to this Agreement, in the form set out at Exhibit D whereby any third party entering into the Accession Deed shall become bound by the terms of this Agreement.

“Account Debtors” a person or enterprise who owes money to the Borrower at any time.

“Accounts Date” is defined in Clause 5.4.1 (Financial Statements; Financial Condition).

“Accounts” are all present and future book debts, accounts, accounts receivable, contract rights, and other obligations owed to Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guarantees, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time.

“Additional Costs” is defined in Clause 11.12 (Additional Costs).

“Advance Payment” means the T1 Advance Payment and the T2 Advance Payment, as the case may be.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, including any Subsidiaries, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agency and Security Trust Deed” the deed dated on or about the Closing Date between, among others, the Agent, the Security Agent and the Lenders in relation to this Agreement.

“Agreed Form” means in relation to any document the form of that document specifically agreed by or on behalf of Borrower and Agent.

“Agreement” means this loan agreement.

“Arrangement Fee” is defined in Clause 2.10.1 (Arrangement Fee).

“Availability Period” means the T1 Availability Period and the T2 Availability Period, as the case may be;

“Borrowers” the Borrower and any company that becomes a Borrower in accordance with Clause 16.2 (Accession of Obligors) and “Borrower” means any one of them.

“Borrower Debenture” the debenture in respect of all assets and undertaking of the Borrower in the Agreed Form.

“Business Day” is any day that is not a Saturday, Sunday, a day on which either Lender is closed or a day on which leading banks are closed in the City of London, England and/or the State of California.

“Business” means the research, development, production, trading and licensing of rights, Intellectual Property and/or products within the life sciences industry (or any of the foregoing or any activities connected thereto).

“Change in Control” means any event, transaction, or occurrence as a result of which any person (a) acquires directly or indirectly the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (i) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Borrower, or (ii) appoint or remove all, or the majority, of the members of the board of the Borrower; or (b) acquires directly or indirectly the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to hold beneficially more than 50% of the issued share capital of either the Borrower.

“Claims” is defined in Clause 11.10.1(a) (Other indemnities).

“Clinical Trials Directive” is defined in Clause 6.7 (Clinical Trials).

“Closing Date” means the date of satisfaction of all conditions to drawdown of Tranche 1 payment to Clause 3 (Conditions of Loans) being in any event a date not later than twenty (20) Business Days from the signing of this Agreement.

“Closing” means closing of the transaction contemplated by this Agreement pursuant to Clause 3 (Conditions of Loans).

“Code” the US Internal Revenue Code of 1986.

“Collateral” is defined in Clause 4.1 (Security Documents).

“Companies Act” the Companies Act 2006 as amended from time to time.

“Competitor” means any entity (other than a reputable financial institution) whose business directly competes with the Business carried out by the a Group Company;

“Compliance Certificate” means the certificate in the form of Exhibit B to this Agreement.

“Contingent Obligation” is, for any Person, any direct or indirect liability, which is dependent or contingent upon a future event including (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Convertible Loan” means the convertible loan pursuant to the loan note instrument dated 3 June 2016 and subsequently amended on 4 May 2017 between the Borrower (as the issuer) and Novartis Pharma AG (as the noteholder).

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held, including those described in the Perfection Certificate.

“Credit Extension” is the Term Loan or any other extension of credit by Finance Parties for Borrower’s benefit under this Agreement. “CTA” means the Corporation Tax Act 2009.

“Debentures” together the Borrower Debenture, Guarantor 1 Debenture, Guarantor 2 Debenture and Guarantor 3 Debenture.

“Default Rate” is defined in Clause 2.9.2 (Default Rate).

“Delegate” any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Deposit” is defined in Clause 2.10.2 (Lenders Expenses).

“Dispute” is defined in Clause 15 (Choice of Law and Jurisdiction).

“Drawdown Date” is the date on which either Tranche 1 or Tranche 2 is made;

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixture vehicles (including motor vehicles and trailers), tools, parts and attachments in which an Obligor has any interest.

“Event of Default” means any of the events set out in Clause 10 (Events of Default).

“Facility” means the loan facility made available under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an inter-governmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraph (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” a foreign financial institution as defined in section 1471(d)(4) of the Code which, if a Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Payment” the increase in a payment made by an Obligor to a Finance Party under Clause 11.6.13 (FATCA Deduction and gross up by Obligor).

“Final Payment” means seven and a half per cent. (7.5%) of the total principal amount drawn by Borrower under the Facility payable on the Final Repayment Date or otherwise in accordance with Clause 2.8 (Final Payment).

“Final Repayment Date” means 1 March 2021 in respect of Tranche 1 and 1 March 2021 in respect of Tranche 2.

“Finance Parties” means together the Lenders, the Agent and the Security Agent, each of them being a “Finance Party”.

“Foreign Currency” means any lawful money that is not Sterling.

“GAAP” is generally accepted accounting principles in the United Kingdom, including IFRS.

“Governmental Approval” is any consent, authorisation, approval, order, licence, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, Regulatory Authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organisation.

“Group” means the Borrower and its Subsidiaries from time to time;

“Guarantor 1” Mereo BioPharma 1 Limited, a company formed in England and Wales with CRO number 09646998 and registered office at 4th Floor, One Cavendish Place, London, W1G 0QF, England.

“Guarantor 2” Mereo BioPharma 2 Limited, a company formed in England and Wales with CRO number 09647035 and registered office at 4th Floor, One Cavendish Place, London, W1G 0QF, England.

“Guarantor 3” Mereo BioPharma 3 Limited, a company formed in England and Wales with CRO number 09647034 and registered office at 4th Floor, One Cavendish Place, London, W1G 0QF, England.

“Guarantors” Guarantor 1, Guarantor 2 and Guarantor 3 and any person who guarantees the Obligations in accordance with Clause 12 (Guarantee and indemnity) and any Person who becomes a Guarantor in accordance with Clause 16.2 (Accession of Borrowers) and “Guarantor” means any one of them.

“Guarantor 1 Debenture” a debenture in respect of all assets and undertaking of Guarantor 1 in the Agreed Form.

“Guarantor 2 Debenture” a debenture in respect of all assets and undertaking of Guarantor 2 in the Agreed Form.

“Guarantor 3 Debenture” a debenture in respect of all assets and undertaking of Guarantor 3 in the Agreed Form.

“IFRS” are the International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) which are applicable to the circumstances as of the date of determination.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations of Borrower.

“Indemnified Person” is defined in Clause 11.10.1 (Other Indemnities).

“Insolvency Proceeding” is defined in Clause 10.5 (Insolvency and Insolvency Proceedings).

“Intellectual Property” means all of an Obligor’s present and future right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including any rights to unpatented inventions, know-how and operating manuals;

(c)	any and all source codes;

(d)	any and all design rights which may be available to such Obligor;

(e)	any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” the intercreditor agreement as between the Lenders dated on or about the Closing Date.

“Interest Only Period” is defined in Clause 2.3.1 (Repayment of Term Loan).

“Interest Payment Date” means the first day of each month.

“Interim Payment” the payment in respect of interest accruing during the period from the Drawdown Date to the first Repayment Date, being an amount calculated at a fixed annual interest rate of nine per cent. (9%), such amount accruing on a daily basis from the period from and including the Drawdown Date to first Repayment Date following the Drawdown Date;

“Investment” is any beneficial ownership of stocks, shares, bonds and securities (including any partnership interest) in any Person, or any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property security confirmation agreement entered into by and between each Obligor and Agent dated on or around the date of this Agreement, as such may be amended from time to time.

“ITA” means the Income Tax Act 2007.

“Kreos Commitment” means Five Million Pounds (£5,000,000) in respect of Tranche 1 and Five Million Pounds (£5,000,000) in respect of Tranche 2.

“Lender Expenses” are (a) all audit fees and expenses and reasonable costs and expenses (including reasonable legal fees and expenses) for preparing, negotiating, closing and administering, the Loan Documents or otherwise incurred with respect to Borrower (up to a maximum aggregate amount of £60,000 plus VAT in respect of Tranche 1); and (b) all costs and expenses (including legal fees and expenses) for defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings) or otherwise incurred with respect to any Obligor in each case supported by a written invoice.

“Letter of Credit” is a standby or commercial letter of credit issued by Agent upon request of an Obligor based upon an application, guarantee, indemnity or similar agreement.

“Lien” is a mortgage, lien, deed of trust, levy, charge, assignment, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Intercreditor Agreement, the Agency and Security Trust Deed, the Perfection Certificates, the Security Documents, and any loan, notes or guarantees executed by an Obligor in favour of Finance Parties, and any other present or future agreement between an Obligor and/or for the benefit of Finance Parties in connection with this Agreement, all as amended, extended or restated.

“Loan Payment/Advance Request Form” is that certain form attached hereto as Exhibit A.

“Management Accounts Date” is defined in Clause 5.4.2 (Financial Statements; Financial Condition).

“Material Adverse Change” is: (i) a material impairment in the perfection or priority of Security Agent’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of an Obligor; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations;

“Member of the same Fund Group” is if the shareholder is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or a nominee of that person:

(a)	any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund but only in connection with the dissolution of Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business,

(b)	any Investment Fund managed or exclusively advised by that Fund Manager,

(c)	a Parent Undertaking or Subsidiary Undertaking of that Investment Fund or Fund Manager, or any Subsidiary Undertaking of any Parent Undertaking of that Investment Fund or Fund Manager, or

(d)	any trustee, nominee or custodian of such Investment Fund and vice versa;

“Mereo Guarantee Letter” means the letter as between the Borrower and the Guarantors dated on or around the date of this Agreement in connection with each Guarantor’s agreement to guarantee the Borrower’s performance of its obligations under the Loan Documents.

“Monthly Financial Statements” is defined in Clause 6.2.1 (Monthly Financial Statements).

“Monthly Repayments” is defined in Clause 2.3.2 (Repayment of Term Loan).

“Novartis Acquisition Agreement” means the three asset purchase agreements dated 28 July 2015, between Novartis and each of the Guarantors, respectively, and which relate to the purchase by each Guarantor of certain intellectual property rights from Novartis.

“Novartis” means Novartis Pharma AG, a company incorporated and registered in Switzerland whose registered office is Postfach, 4002 Basel Switzerland;

“Obligations” are all present and future monies, liabilities, obligations, debts, principal, interest, Lender Expenses and other amounts owing by an Obligor to any Secured Party, in each case whether actual or contingent (including, but without limitation, Contingent Obligations) and whether owing as principal or as surety or in any other capacity or of any nature arising, in each of the foregoing cases, under or in connection with the Loan Documents, and including interest accruing after Insolvency Proceedings begin.

“Obligor’s Books” means all of an Obligor’s books and records including ledgers, records regarding that Obligor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing such information.

“Obligors” means together, Borrower and Guarantors and “Obligor” means any one of them.

“Parent” is defined in Clause 11.12.3 (Additional Costs).

“Patents” are patents, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including as described in the Perfection Certificates and in each case owned by an Obligor.

“Perfection Certificate” is defined in Clause 5.1 (Due Incorporation and Authorisation; Power and Authority) in respect of the Borrower and the Guarantors and “Perfection Certificates” is all of them.

“Permitted Disposal” means:

(a)	any licencing or sale of the Intellectual Property in the ordinary course of business on an arm’s length basis, provided that the proceeds of such licensing or sale are used for the business of the Obligors, which shall, for the avoidance of doubt, include repayment obligations in respect of the Term Loan;

(b)	any payment or disposal made in respect of Permitted Indebtedness, a Permitted Investment, a Permitted Lien, or a Permitted Guarantee;

(c)	any disposal of assets permitted by the Debenture relevant to the Obligor in question in exchange for cash or other assets comparable or superior as to type, value or quality, or a disposal that is otherwise approved in writing by the Agent;

(d)	any disposal from an Obligor to another member of the Group; and/or

(e)	any disposal(s) not otherwise covered by the provisions of (a) to (d) above, up to an aggregate amount of £250,000 (or its equivalent in other currencies) in any financial year.

“Permitted Guarantee” means:

(a)	any guarantee, indemnity, performance bond or similar obligation given by a member of the Group for its liabilities (or those of another member of the Group) in the ordinary course of business;

(b)	any indemnity or guarantee in respect of documentation for an acquisition or disposal by an Obligor that is permitted by the Loan Agreements;

(c)	any guarantee or indemnity by a member of the Group in respect of any Permitted Indebtedness; and/or

(d)	any other guarantee or indemnity not otherwise covered by the provisions of (a) to (c) above, given by a member of the Group, provided that the aggregate liability under such guarantees or indemnities permitted under this paragraph (d) shall not exceed £250,000 (or its equivalent in other currencies) in aggregate.

“Permitted Indebtedness” is:

(a)	an Obligor’s Indebtedness to Lenders under this Agreement or the Loan Documents;

(b)	any sums payable pursuant to the Novartis Purchase Agreements;

(c)	subject to the Subordination Agreement, any sums owing under the Convertible Loans;

(d)	Indebtedness existing on the date of this Agreement and shown on the Perfection Certificates;

(e)	unsecured Indebtedness to creditors (including professional advisers, suppliers, landlords, Governmental Authorities, and service providers, and any netting or set-off arrangements with a bank or financial institution with whom an Obligor holds an account) incurred and discharged in the ordinary course of business;

(f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	Indebtedness secured by Liens permitted under paragraphs (a) and (c) of the definition of “Permitted Liens”;

(h)	any Indebtedness in respect of a Permitted Guarantee or Permitted Investment;

(i)	Indebtedness owed by any member of the Group to another member of the Group;

(j)	any Indebtedness in respect of any currency hedging agreement;

(k)	any Indebtedness otherwise approved by the Agent; and/or

(l)	any other Indebtedness not otherwise covered by the provisions of (a) to (k) above, provided that the principal aggregate amount of the Indebtedness permitted under this paragraph (l) shall not exceed £250,000 (or its equivalent in other currencies) in aggregate.

“Permitted Investments” are:

(a)	Investments (including Subsidiaries) existing on the date of this Agreement and shown on the Perfection Certificate;

(b)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of an Obligor’s business;

(c)	Investments accepted in connection with Transfers permitted by Clause 9.1 (Dispositions);

(d)	Investments (i) by an Obligor in its Subsidiaries to cover operating costs in the ordinary course of business of such Subsidiary (ii) by Borrower in Subsidiaries and (iii) by Subsidiaries in other Subsidiaries or in Borrower;

(e)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee share purchase plans or agreements approved by Borrower’s Board of Directors;

(f)	Investments (including debt obligations) received in connection with the bankruptcy or reorganisation of customers or suppliers and in settlement of unfulfilled obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(g)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(h)	Investments in respect of the incorporation or acquisition of new Subsidiaries, provided that, if required by Clause 8.2 (Further assurances), such Subsidiary shall become an Obligor; and/or

(i)	Investments not otherwise covered by the provisions of (a) to (h) above, provided that the principal aggregate amount of any Investments permitted under this paragraph (i) shall not exceed £250,000 (or its equivalent in other currencies) in aggregate.

“Permitted Liens” are:

(a)	Liens arising under this Agreement, other Loan Documents or in favour of a Lender;

(b)	Liens for taxes, fees, assessments or other government charges or levies, either being contested in good faith or payment of which can be lawfully withheld and for which an Obligor maintains adequate reserves on Obligor’s Books, if they have no priority over any of Security Agent’s Liens;

(c)	Purchase money Liens (i) on Equipment acquired or held by an Obligor incurred for financing the acquisition of the Equipment securing no more than Two Hundred and Fifty Thousand Sterling (£250,000) in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the equipment itself and improvements and the proceeds of the equipment;

(d)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) to (c) inclusive, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)	Liens in favour of other financial institutions arising in connection with an Obligor’s deposit accounts held at such institutions, provided that Security Agent has a perfected security interest in the amounts held in such deposit accounts;

(f)	Liens arising by operation of law in the ordinary course of business;

(g)	Liens in respect of any rent deposit in relation to any lease of land or an interest in land by an Obligor; and/or

(h)	any Lien not otherwise covered by the provisions of (a) to (g), provided that the total Indebtedness secured by such Lien and permitted under this paragraph (h) shall not exceed one hundred thousand pounds Sterling £100,000.

“Permitted Transferee” are

(a)	a nominee of the Lenders;

(b)	a regulated, reputable financial institution;

(c)	a member of the SVB Financial Group of companies; and/or

(d)	a Member of the same Fund Group.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organisation, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Receiver” a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral;

“Regulatory Authority” means any competent authority in any country or region that regulates medicines and healthcare and life sciences products, including the UK Medicines and Healthcare Products Regulatory Agency, the European Medicines Agency, ethics committees and the US Food and Drug Administration.

“Regulatory Change” is defined in Clause 11.12.1 (Additional Costs).

“Repayment Date” the first Business Day of a calendar month, as specified in the Repayment Schedule;

“Repayment Schedule” in respect of Tranche 1 or Tranche 2, the fully amortising repayment schedule issued by the Agent to the Borrower prior to the Drawdown Date (as supplemented or replaced from time to time);

“Responsible Officer” is each executive director or other equivalent officer of any Obligor from time to time.

“Restricted Licence” is any material licence or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such licence or agreement or any other property, or (b) for which a default under or termination of could interfere with Security Agent’s right to sell any Collateral.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on a Sanctions List, or a person acting on behalf of such a person;

(a)	located in or organised under the laws of a country or territory that is subject to country- or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person;

(b)	otherwise a subject of Sanctions.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a)	the Security Council of the United Nations;

(b)	the United States of America;

(c)	the European Union;

(d)	the United Kingdom;

(e)	the official institutions or agencies of any of paragraphs (a) to (d) immediately above, including OFAC, the United States Department of State, and Her Majesty’s Treasury.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons listed maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any similar list maintained by, or public pronouncement of a Sanctions designation made by a Sanctions Authority, and that list of Tier 1 and Tier 2 sanctioned countries maintained by either of the Lenders, each as amended, supplemented or substituted from time to time.

“Secured Parties” means a Finance Party, a Receiver or any Delegate and “Secured Party” means any one of them.

“Security Documents” means the documents evidencing the security over the Collateral, including the (i) Borrower Debenture; (ii) Guarantor 1 Debenture; (iii) Guarantor 2 Debenture, (iv) Guarantor 3 Debenture, (v) the IP Agreement, and such other and further documents and instruments as Agent deems reasonably necessary; all in form and content reasonably acceptable to Agent.

“Sterling” or use of the sign “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordination Agreement” a subordination agreement in the Agreed Form in respect of the Convertible Loans.

“Subsidiary” is a subsidiary undertaking within the meaning of section 1162 Companies Act 2006.

“SVB Commitment” is Five Million Pounds (£5,000,000) in respect of Tranche 1 and Five Million Pounds (£5,000,000) in respect of Tranche 2.

“T1 Advance Payment” in respect of Tranche 1, three hundred and seventy thousand, seven hundred and one Pounds, thirty five pence (£370,701.35).

“T1 Availability Period” in respect of Tranche 1 the period from and including the date hereof to the Closing Date.

“T2 Advance Payment” in respect of Tranche 2, an amount equal to the last Monthly Repayment in respect of Tranche 2.

“T2 Availability Period” in respect of Tranche 2, the period from and including the Closing Date to and including 31 April 2018.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” is defined in Clause 11.6.1 (Withholding; Gross-up).

“Tax Payment” is defined in Clause 11.6.10 (Withholding; Gross-up).

“Taxes” means any present or future taxes, levies, duties, imposts or other charges or withholdings of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), and “Tax” and “Taxation” have a corresponding meaning.

“Term Loan Amount” is together, the Kreos Commitment, and the SVB Commitment being an amount equal to Twenty Million Pounds (£20,000,000).

“Term Loan Early Termination Fee” is defined in Clause 2.4.1(b) (Permitted Prepayment of Term Loan).

“Term Loan” the term loan facility made or to be made by the Lenders to the Borrower under this Agreement comprising Tranche 1 and Tranche 2 or the principal amount outstanding form time to time as described in Clause 2.1 (Term Loan).

“Trademarks” are trademark and service mark rights, registered or not, and the entire goodwill of the business of Borrower connected with the trademarks, including as described in the Perfection Certificates.

“Tranche 1” the loan amount of Ten Million Pounds (£10,000,000) available pursuant to Clause 2.1.1 during the T1 Availability Period.

“Tranche 2” the loan amount of Ten Million Pounds (£10,000,000) available pursuant to Clause 2.1.1 during the T2 Availability Period.

“Tranche” means Tranche 1 and Tranche 2, as the case may be.

“Transfer” is defined in Clause 9.1 (Dispositions).

“US Tax Obligor” means:

(a)	an entity that is resident for tax purposes in the United States; or

(b)	an entity, some or all of whose payments under the Loan Documents are from sources within the United States for US federal income tax purposes.

“Warrant Certificate” shall have the same meaning as given to such term in the Warrant Instrument.

“Warrant Instrument” means a warrant instrument in Agreed Form to be issued by the Borrower to Kreos Capital V (Expert Fund) LP and SVB on Closing.

17.2	Interpretation.

In this Agreement, unless the context otherwise requires or the contrary intention appears:

17.2.1	a reference to a provision of law is a reference to that provision as extended, applied, amended or enacted from time to time and includes any subordinate legislation;

17.2.2	the singular includes the plural and vice versa, and reference to any gender includes the other genders;

17.2.3	references to this Agreement or any other agreement or document are to this Agreement or such other agreement or document as it may be validly varied, amended, supplemented, restated, renewed, novated or replaced from time to time;

17.2.4	references to any party to this Agreement include a reference to its successors and permitted assigns and permitted transferees under this Agreement;

17.2.5	references to “written” or “in writing” include all forms of visible reproduction in permanent form, including electronic messages;

17.2.6	the words “execution”, “signed”, “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems as the case may be, to the extent and as provided for in any applicable law;

17.2.7	the headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement;

17.2.8	the parties hereto mutually acknowledge that they and their lawyers have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist;

17.2.9	any reference to:

(a)	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month (and “months” has a corresponding meaning) save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that latter month;

(b)	a “dispute” means any litigation or administrative or arbitration proceeding before or of any court, tribunal, arbitrator or governmental or municipal authority, any labour dispute, any dispute with any governmental or municipal authority and any other dispute of any kind;

(c)	any covenant by a party not to do an act or thing includes an obligation not to permit or suffer such act or thing to be done;

17.2.10	the words “including” and “in particular” and any similar words or expressions are by way of illustration and emphasis only and do not operate to limit the generality or extent of any other words or expressions;

17.2.11	all Exhibits to this Agreement form part of it and take effect as if set out in this Agreement, and any reference to this Agreement includes the Exhibits; and

17.2.12	references to Clauses and Exhibits refer to clauses of, and schedules and exhibits to, this Agreement.

Signature page follows.

SIGNATURE PAGE

THE BORROWER

EXECUTED as a DEED by	)

MEREO BIOPHARMA GROUP PLC	)

acting by Denise Scots-Knight (director) a	)
director in the presence of a witness	)
)
)

/s/ Denise Scots-Knight
Director

/s/ Grace Hamlett
Witness

Name:		Grace Hamlett

Address:		67A Abbey Road

London, NW8 OAE

Occupation:		Legal Counsel

GUARANTOR 1

EXECUTED as a DEED by	)

MEREO BIOPHARMA 1 LIMITED	)

acting by Richard Jones (director) a	)
director in the presence of a witness	)
)
)

/s/ Richard Jones
Director

/s/ Grace Hamlett
Witness

Name:		Grace Hamlett

Address:		67A Abbey Road

London, NW8 OAE

Occupation:		Legal Counsel

GUARANTOR 2)

EXECUTED as a DEED by	)

MEREO BIOPHARMA 2 LIMITED	)

acting by Richard Jones (director) a	)
director in the presence of a witness	)
)

/s/ Richard Jones
Director

/s/ Grace Hamlett
Witness

Name:		Grace Hamlett

Address:		67A Abbey Road

London, NW8 OAE

Occupation:		Legal Counsel

GUARANTOR 3)

EXECUTED as a DEED by	)

MEREO BIOPHARMA 3 LIMITED	)

acting by Richard Jones (director) a	)
director in the presence of a witness:	)
)

/s/ Richard Jones
Director

/s/ Grace Hamlett
Witness

Name:		Grace Hamlett

Address:		67A Abbey Road

London, NW8 OAE

Occupation:		Legal Counsel

THE LENDER, AGENT AND SECURITY AGENT

EXECUTED as a DEED by	)

KREOS CAPITAL V (UK) LIMITED	)

acting by (director) a	)
director in the presence of a witness	)

/s/ Ross Ahlgren
Director

/s/ Lauren Mahoney
Witness

Name:		Lauren Mahoney

Address:		25 Old Burlington Pl,

London W15 3AN

Occupation:		Administrator

THE LENDER

EXECUTED as a DEED on behalf of	)

SILICON VALLEY BANK	)

a California corporation by	)
Nooman Haque (authorised signatory), being a person who, in accordance with the laws of that territory, is acting under the	) )
authority of the corporation	)

/s/ Nooman Haque
Authorised Signatory

EXHIBIT A

LOAN PAYMENT/ADVANCE REQUEST FORM

[Repayment Schedule to be attached to this form]

DEADLINE FOR SAME DAY PROCESSING IS MIDDAY LONDON TIME

Fax To:	Date:

LOAN PAYMENT:                     MEREO BIOPHARAMA GROUP PLC

From Account #	To Account #

(Deposit Account #)	(Loan Account #)

Principal £	and/or Interest £

Authorised Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #

(Loan Account #)	(Deposit Account #)

Amount of Term Loan £

Date Term Loan is to be made

All Borrower’s representations and warranties in the Loan Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorised Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is midday London Time.

Beneficiary Name:	Amount of Wire: £

Beneficiary Bank:	Account Number:

City and State:	Sort Code:

By signing below, we acknowledge and agree that our funds transfer request shall be processed in accordance with and subject to the terms and conditions set out in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by us.

Authorised Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON	VALLEY BANK

                 KREOS CAPITAL V (UK) LIMITED

FROM: MEREO	BIOPHARMA GROUP PLC.

The undersigned authorised officer of Mereo Biopharma Group plc (“Borrower”) certifies that under the terms and conditions of the Loan Agreement between Borrower, Guarantors, Lenders, Agent and Security Agent (the “Agreement”), (1) Borrower and the Guarantors are in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of the Guarantors, has timely filed all required tax returns and reports, and Borrower and the Guarantors have timely paid all taxes, assessments, deposits and contributions owed by Borrower and the Guarantors except as otherwise permitted pursuant to the terms of Clause 5.10 (Taxation) of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of the Guarantors relating to unpaid employee payroll or benefits of which Borrower have not previously provided written notification to Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower or the Guarantors are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalised terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Within 30 days of each month end	Yes No

Annual financial statement (Audited)	120 days of financial year end	Yes No

Board approved operating plan	Within 30 days after the expiration of the immediately preceding financial year	Yes No

Board meeting pack	No later than 30 days after the date on which each board meeting is held	Yes No

The following Intellectual Property was registered after the Closing Date (if no registrations, state “None”) The following legal actions are pending (if none state “None”)

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MEREO BIOPHARMA GROUP PLC	KREOS USE ONLY

for itself and each GUARANTOR

Received by:

By:	authorised signer

Name:	Date:

Title:	Verified:

authorised signer

Date:

	Compliance Status:	Yes No

EXHIBIT C

CLIENT PAYMENT INSTRUCTIONS

KREOS

Principal and Interest Repayments	Fee Payments

in Sterling	in Sterling

Please remit funds to:	Please remit funds to:

Account Number:	Account Number:

IBAN:	IBAN:

Sort Code:	Sort Code:

Swift Code:	Swift Code:

Ref: Please quote your client name	Ref: Please quote your client name

SVB

Principal and Interest Repayments	Fee Payments

in Sterling	in Sterling

Please remit funds to:	Please remit funds to:

Account Number:	Account Number:

IBAN:	IBAN:

Sort Code:	Sort Code:

Swift Code:	Swift Code:

Ref: Please quote your client name	Ref: Please quote your client name

EXHIBIT D

FORM OF ACCESSION DEED

This Accession Deed is made on	201[●]

(1)	Mereo BioPharma Group plc a company registered in England and Wales with registration number [●] and whose registered office is at [●] (the “Parent”)

(2)	[●] a company registered [●] in with registration number [●] whose registered office is at [●] (the “New Obligor”); and

(3)	KREOS CAPITAL V (UK) LIMITED a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (in its capacity as agent the “Agent”), and is supplemental to a loan agreement made between the Borrower, the Guarantors, the Agent, the Security Agent and Silicon Valley Bank on [●] 2017 (the “Loan Agreement”).

Now this Accession Deed witnesses as follows:

1	DEFINITIONS AND INTERPRETATION

Unless a contrary intention appears, words and expressions defined in the Loan Agreement have the same meaning in this Accession Deed and Clause 17.2 (Interpretation) of the Loan Agreement shall apply to this Accession Deed.

2	CONFIRMATION

2.1	The New Obligor confirms it has read and understood the content of the Loan Agreement.

2.2	The Parent confirms that no Default is continuing or will occur as a result of the accession of the New Obligor to the terms of the Loan Agreement.

3	ACCESSION

With effect from the date of this Accession Deed, the New Obligor becomes a party to, and will be bound by the terms of, and assume the obligations and duties of a Borrower and Guarantor under, the Loan Agreement as if it had been a party to the Loan Agreement from [●] 2017.

4	CONSTRUCTION

4.1	The Loan Agreement shall continue and remain in full force and effect and this Accession Deed shall be read and construed as one with the Loan Agreement so that all references to “this Agreement” in the Loan Agreement shall include reference to this Accession Deed.

4.2	This Accession Deed is a Loan Document.

5	GOVERNING LAW

5.1	This Accession Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

5.2	[Without prejudice to any other mode of service allowed under any relevant law, the New Obligor:

5.2.1	irrevocably appoints [●] as its agent for service of process in relation to any proceedings before the English courts in connection with any Loan Document (and [●] by its execution of this Deed accepts that appointment); and

5.2.2	agrees that failure by an agent for service of process to notify the New Obligor of the process will not invalidate the proceedings concerned.].

IN WITNESS WHEREOF the Parent, the Guarantors, the New Obligor and the Agent have caused this Accession Deed to be duly executed on the date appearing at the head of page 1.

EXHIBIT E

FORM OF PERFECTION CERTIFICATE

Notes:

1.	This is an “on-line” form designed to be completed on your computer in Microsoft Word.

2.	If there is not enough space for your answer, use the continuation sheet at the end of this form or attach a separate word document with the additional information.

3.	Submit this by e-mail to CharledsRussellSpeechlys LLP on behalf of the Lender. Please also print this form and submit a hard copy signed by an officer of the Company.

4.	This completed and executed certificate is a condition to closing and funding the loan. Information contained herein may have an impact on the drafting of the loan documents. The sooner this completed certificate is received by the Lender, the more likely it is that the transaction can be finalised in a timely manner.

PERFECTION CERTIFICATE

TO:	Kreos Capital V (UK) Limited and Silicon Valley Bank (the “Lender”)

The undersigned, the [●] of MEREO BIOPHARMA GROUP PLC (the “Company”), hereby certify on behalf of the Company, that, with reference to the Loan Agreement dated [●] between the Company and the Lender, the information set out below is true and accurate:

Note: if any question is inapplicable to the Company, simply add in “not applicable” or “none” as appropriate.

1	NAMES OF THE COMPANY

1.1	The name of the Company as it appears in its current Articles or Certificate of Incorporation is: [●]

1.2	The Company is formed under the laws of the Country of [●]

1.3	The organisational identification number of the Company is: [●]

1.4	The Company transacts business in the following jurisdictions (list all domestic and foreign jurisdictions other than jurisdiction of formation): [●]

1.5	The Company is duly authorised to carry and actually carroes on business in the following jurisdictions (list jurisdictions other than jurisdiction of formation): [●]

1.6	The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names) currently used by the Company or used within the past five years:

Name	Period of Use
[●]	[●]

1.7	The following are the names of all entities to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organisation or otherwise, now or at any time during the past five years:

Name of Merged Entity	Year of Merger
[●]	[●]

1.8	The following are the names and addresses of all entities from whom the Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property
[●]	[●]	[●]	[●]

2	PARENT/SUBSIDIARIES OF THE COMPANY

2.1	The legal name of each subsidiary or affiliate (hereafter “subsidiary” and “affiliate” are jointly, severally, and collectively referred to as “subsidiary” or “subsidiaries”) and parent of the Company is as follows. (A “parent” is an entity owning more than 50% of the outstanding capital stock of the Company. A “subsidiary” is an entity, 50% or more of the outstanding capital stock of which is owned by the Company.)

Name	Subsidiary/Parent
[●]	Sub ☐ Parent ☐

[●]	Sub ☐ Parent ☐

[●]	Sub ☐ Parent ☐

2.2	The following is a list of the respective jurisdictions and dates of formation of the parent and each subsidiary of the Company:

Name	Jurisdiction	Date of Formation
[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

2.3	The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names) currently used by each subsidiary of the Company or used during the past five years:

Name	Subsidiary
[●]	[●]

2.4	The following are the names of all corporations which have been merged into a subsidiary of the Company during the five years:

Name	Subsidiary
[●]	[●]

2.5	The following are the names and addresses of all entities from whom each subsidiary of the Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property	Subsidiary
[●]	[●]	[●]	[●]	[●]

3	LOCATIONS OF COMPANY AND ITS SUBSIDIARIES

3.1	The chief executive offices of the Company and its subsidiaries are presently located at the following addresses:

Company/Subsidiary	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●]	[●]

Company/Subsidiary	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●]	[●]

Company ☐ / [●]	[●]

3.2	The Company’s books and records and those of its subsidiaries are located at the following additional addresses (if different from the above):

Company/Subsidiary	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●]	[●]

Company ☐ / [●]	[●]

Company ☐ / [●]	[●]

3.3	The following are all the locations where the Company and its subsidiaries own, lease, or occupy any real property. Please indicate whether the location is owned, leased or rented:

Company/Subsidiary	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●] [Own/lease/rental]	[●]

Company ☐ / [●] [Own/lease/rental]	[●]

Company ☐ / [●] [Own/lease/rental]	[●]

3.4	The following are all of the locations where the Company and its subsidiaries maintain any inventory, equipment, or other property:

Company/Subsidiary	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●]	[●]

Company/Subsidiary	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●]	[●]

Company ☐ / [●]	[●]

3.5	The following are the names and addresses of all warehousemen, bailees, or other third parties who have possession of any of the Company’s inventory or equipment or any of the inventory or equipment of its subsidiaries:

Company/Subsidiary	Name	Complete Street and Mailing Address, including County and Zip Code
Company ☐ / [●]	[●]	[●]

Company ☐ / [●]	[●]	[●]

Company ☐ / [●]	[●]	[●]

4	SPECIAL TYPES OF COLLATERAL

4.1	The Company and its subsidiaries own (or have any ownership interest in) the following kinds of assets. (If the answer is “Yes” to any of the following questions, please attach a schedule describing each such asset owned by the Company or its subsidiaries and identifying which party owns the asset.)

Copyrights or copyright applications registered with the [state appropriate filing office]	Yes ☐	No ☐

Software registered with [state appropriate filing office]	Yes ☐	No ☐

Unregistered software	Yes ☐	No ☐

Patents and patent applications	Yes ☐	No ☐

Trademarks or trademark applications (including any service marks, collective marks and certification marks)	Yes ☐	No ☐

Licenses to use trademarks, patents and copyrights of others	Yes ☐	No ☐

Licenses, permits (including environmental), authorisations, or certifications issued by federal, state, or local governments issued to the Company and/or its subsidiaries or with respect to their assets, properties, or businesses	Yes ☐	No ☐

Stocks, bonds or other securities	Yes ☐	No ☐

Promissory notes, or other instruments or evidence of indebtedness	Yes ☐	No ☐

Leases of equipment, security agreements naming such person as secured party or other chattel paper	Yes ☐	No ☐

Aircraft	Yes ☐	No ☐

Vessels, Boats or Ships	Yes ☐	No ☐

Railroad Rolling Stock	Yes ☐	No ☐

Motor Vehicles	Yes ☐	No ☐

4.2	The following is a list of material contracts to which the Company is a party (include any equipment leases) or in which the Company has an interest (including whether such contract as a nonassignability provision which would require the other party’s or another person’s consent to the granting of a security interest in such contract):

Other Party to Contract	Entity	Title/Date of Contract	Non-assignability Clause
			Asset Sale (Y/N)	Security Interest (Y/N)	Consent Obtained (Y/N)
[●]	[●]	[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]	[●]	[●]

4.3	The following are all banks, brokerages, or financial institutions at which the Company and its subsidiaries maintain deposit, investment, payroll, or securities accounts:

Bank Name	Account Number	Bank Address	Company/Subsidiary
[●]	[●]	[●]	Company ☐/ [●]

[●]	[●]	[●]	Company ☐/ [●]

[●]	[●]	[●]	Company ☐/ [●]

4.4	Does or is it contemplated that the Company will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to the

Company? The following is a list of letters of credit naming the Company as “beneficiary” thereunder:

LC Number	Name of LC Issuer	LC Applicant
[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

5	DEBT/ENCUMBRANCES

5.1	The Company’s and its subsidiaries’ have the following debt for money borrowed outstanding (whether or not convertible):

Name of Lender	Original Principal Amount/Principal Outstanding	Maturity Date	Company/Subsidiary
[●]	[●]	[●]	Company ☐ / [●]

[●]	[●]	[●]	Company ☐ / [●]

5.2	The Company’s and its subsidiaries’ property are subject to the following liens or encumbrances:

Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Company/Subsidiary
[●]	[●]	Company ☐ / [●]

[●]	[●]	Company ☐ / [●]

6	REGULATION

The Company and its subsidiaries are subject to regulation by the following federal, state or local government entity or any department, agency, or instrumentality thereof:

Name of Regulatory Entity	Description of Regulation	Company/Subsidiary
[●]	[●]	Company ☐ / [●]

[●]	[●]	Company ☐ / [●]

7	LITIGATION

7.1	The following is a complete list of pending and threatened litigation or claims involving amounts claimed against the Company in an indefinite amount or in excess of $50,000 in each case:

7.1.1	[●]

7.1.2	[●]

7.2	The following are the only claims which the Company has against others (other than claims on accounts receivable), which the Company is asserting or intends to assert, and in which the potential recovery exceeds $50,000:

7.2.1	[●]

7.2.2	[●]

8	TAXES

The following tax assessments are currently outstanding and unpaid:

Assessing Authority	Amount and Description
[●]	[●]

[●]	[●]

[●]	[●]

9	INSURANCE BROKER

The following broker handles the Company’s property insurance:

Broker	Contact	Telephone	Fax	Email
[●]	[●]	[●]	[●]	[●]

10	OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES

The following are the names and titles of the officers of the Company and its subsidiaries.

Office/Title	Name of Officer	Company/Subsidiary
[●]	[●]	Company ☐ / [●]

[●]	[●]	Company ☐ / [●]

[●]	[●]	Company ☐ / [●]

The Company agrees to advise you of any change or modification to any of the foregoing information or any supplemental information provided on any continuation pages attached hereto, and, until such notice is received by you, you shall be entitled to rely upon such information and presume it is correct. The Company acknowledges that your acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on your part to enter into a loan transaction with the Company, and that any such commitment may only be made by an express written loan commitment, signed by one of your authorised officers.

Date:

By:

Its:

Email:

Phone:

Fax:

CONTINUATION PAGE

ADDITIONAL INFORMATION

[●]

EXHIBIT F

PRIMARY AND SECONDARY ENDPOINTS

acumapimod

acumapimod (BCT-197) primary endpoints to be defined as:

•	Change in Forced Expiratory Volume in 1 second (FEV1) from baseline at 7 days acumapimod (BCT-197) secondary endpoints to be defined as:

•	Assessment of AUC of FEV1 over time

•	Time to normalisation of spirometry parameters

•	EXACT PRO

BGS-649

BGS-649 primary endpoints to be defined as:

•	Normalisation of testosterone

•	Concentration of total testosterone in the normal range (300 – 1000 ng/dl) in >= 75 % of patients at 24 weeks

BGS-649 secondary endpoints to be defined as:

•	Change in Luteinizing hormone (LH) and Follicle-stimulating hormone (FSH)

•	Semen analysis

•	Three PROs: International Index of Erectile Function, patient reported outcomes measurements information system and Brief Fatigue Inventory